EXECUTION COPY

SECOND AMENDED AND RESTATED MASTER MOTOR VEHICLE LEASE AND SERVICING AGREEMENT
(Group VII)
Dated as of November 25, 2013
among
RENTAL CAR FINANCE CORP.
as Lessor,
DTG OPERATIONS INC.,
as a Lessee and Servicer,
DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
as Master Servicer,
THE HERTZ CORPORATION,
as Lessee and Guarantor
and
those Permitted Lessees from time to time becoming Lessees hereunder

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Table of Contents
(continued)

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Table of Contents
(continued)

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SECOND AMENDED AND RESTATED MASTER MOTOR VEHICLE LEASE AND SERVICING AGREEMENT
(Group VII)
This Second Amended and Restated Master Motor Vehicle Lease and Servicing Agreement (Group VII) (as amended, modified or supplemented from time to time in accordance with the provisions hereof, this “Agreement”), dated as of November 25, 2013, by and among:
Rental Car Finance Corp., an Oklahoma corporation (“RCFC”), as lessor (in such capacity, the “Lessor”);
DTG OPERATIONS, INC., an Oklahoma corporation (“DTG”), as a lessee and servicer (in such capacity, the “Servicer”);
DOLLAR THRIFTY AUTOMOTIVE GROUP, INC., a Delaware corporation (“DTAG”), as master servicer (in such capacity, the “Master Servicer”);
THE HERTZ CORPORATION, a Delaware corporation (“Hertz”), as guarantor (in such capacity, the “Hertz Guarantor”); and
those various Permitted Lessees (as defined herein) from time to time becoming Lessees hereunder pursuant to Section 12 hereof (each, an “Additional Lessee”), as lessees (Hertz, DTG and the Additional Lessees, in their capacities as lessees, each a “Lessee” and, collectively, the “Lessees”).
RECITALS
WHEREAS, the Lessor, entered into the Amended and Restated Master Motor Vehicle Lease and Servicing Agreement, dated as of September 29, 2011 (the “Prior Group VII Lease”) among DTG Operations, as Lessee and Servicer, and DTAG, as Master Servicer and Guarantor;
WHEREAS, pursuant to that certain Affiliate Joinder in Lease Agreement, dated as of November 20, 2012, Hertz joined the Prior Group VII Lease as a Lessee;
WHEREAS, Section 22 of the Prior Group VII Lease permits the Lessor, each Lessee, the Guarantor, the Master Collateral Agent and the Trustee to amend the Prior Group VII Lease subject to certain conditions set forth therein;
WHEREAS, the Lessor, the Guarantor, the Master Collateral Agent and the Trustee, in accordance with Section 22 of the Prior Group VII Lease desire to amend and restate the Prior Group VII Lease in its entirety as set forth herein;
NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.DEFINITIONS AND CONSTRUCTION
1.1.    DEFINITIONS. As used in this Agreement and unless the context requires a different meaning, capitalized terms used herein shall have the meanings ascribed thereto in Schedule I hereto and, if not defined therein, shall have the meanings assigned to such terms in the Series 2010-3 Supplement.
1.2.    CONSTRUCTION. In this Agreement, including the preamble, recitals, attachments, schedules, annexes, exhibits and joinders hereto, unless the context otherwise requires:
(a)    the singular includes the plural and vice versa;
(b)    references to an agreement or document shall include the preamble, recitals, all attachments, schedules, annexes, exhibits and joinders to such agreement or document, and are to such agreement or document (including all such attachments, schedules, annexes, exhibits and joinders to such agreement or document) as amended, supplemented, restated and otherwise modified from time to time and to any successor or replacement agreement or document, as applicable (unless otherwise stated);
(c)    reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to any Person in a particular capacity only refers to such Person in such capacity;
(d)    reference to any gender includes the other gender;
(e)    reference to any Requirement of Law means such Requirement of Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time;
(f)    “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(g)    with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;
(h)    the language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party;
(i)    as used in this Agreement, the term “title” refers to a Certificate of Title or other similar form of vehicle title and is intended by each party hereto to include the terms “vehicle registration” and “vehicle license plate,” unless specified otherwise;
(j)    as used in this Agreement, the term (and each defined term including the term) “rental”, when used in the context of customer rentals, daily car rental businesses, normal daily rental operations and daily motor vehicle rental industries is intended by each party hereto to include car sharing businesses, operations and platforms; and

(k)    unless specified otherwise, “titling” will be deemed to include the acts of registering a vehicle, including the registering of the license plates of a vehicle.
2.    NATURE OF AGREEMENT. (a) Each Lessee and the Lessor intend that this Agreement is a lease and that the relationship between the Lessor and such Lessee pursuant hereto shall always be only that of lessor and lessee, and each Lessee hereby declares, acknowledges and agrees that the Lessor is the owner of the Lease Vehicles, and legal title to the Lease Vehicles is held by the Lessor. No Lessee shall acquire by virtue of this Agreement any right, equity, title or interest in or to any Lease Vehicles, except the leasehold interest and option to purchase established by this Agreement. The parties agree that this Agreement is a “true lease” and agree to treat the leasehold interest established by this Agreement as a lease for all purposes, including accounting, regulatory and otherwise, except it will be disregarded for tax purposes to the extent the Lessor and one or more Lessees are treated as the same taxpayer under the Code or under applicable state tax laws.
(b)    GRANT OF SECURITY INTEREST. If, notwithstanding the intent of the parties to this Agreement, the leasehold interest established by this Agreement is deemed by any court, tribunal, arbitrator or other adjudicative authority (each, a “Court”) in any proceeding, including any proceeding under any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar law affecting creditors’ rights to constitute a financing arrangement or otherwise not to constitute a “true lease” with respect to the Lease Vehicles, then it is the intention of the parties that this Agreement together with the Collateral Agency Agreement, as such agreements apply to the Lease Vehicles, shall constitute a security agreement under applicable law (and such Lease Vehicles shall be deemed to be Lessee Grantor Master Collateral).  Each Lessee hereby acknowledges that it has granted to the Collateral Agent, pursuant to the Collateral Agency Agreement, for the benefit of the Trustee, a first priority security interest in all of such Lessee’s right, title and interest in and to its Lessee Grantor Master Collateral (as defined therein) as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all of the obligations and liabilities of such Lessee to the Lessor and the Trustee, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement and any other document made, delivered or given in connection herewith, whether on account of rent, principal, interest, reimbursement obligations, fees, indemnities, costs, or expenses (including all fees and disbursements of counsel to the Lessor or the Trustee that are required to be paid by such Lessee pursuant to the terms hereof).
2.1.    Lease of Vehicles.
(a)    Agreement to Lease. From time to time, subject to the terms and provisions hereof (including satisfaction of the conditions precedent set forth in Section 2.1(b)), the Lessor agrees to lease to each Lessee, and each Lessee agrees to lease from the Lessor those certain Lease Vehicles identified on Lease Vehicle Acquisition Schedules and Intra-Lease Lessee Transfer Schedules produced from time to time by or on behalf of such Lessee pursuant to Sections 2.1(c) and 2.2(b), respectively.

(b)    Conditions Precedent to Lease of Leased Vehicles. The agreement of the Lessor to commence leasing any Lease Vehicle to any Lessee hereunder is subject to the following conditions precedent being satisfied on or prior to the Vehicle Operating Lease Commencement Date for such Lease Vehicle:
(i)    No Default. No Potential Operating Lease Event of Default or Operating Lease Event of Default shall have occurred and be continuing on the Vehicle Operating Lease Commencement Date for such Lease Vehicle or would result from the leasing of such Lease Vehicle hereunder;
(ii)    Funding. RCFC shall have sufficient available funds constituting Series 2010-3 Collateral available under the Series 2010-3 Supplement or otherwise to purchase such Lease Vehicle;
(iii)    Representations and Warranties. The representations and warranties contained in Section 7 are true and correct in all material respects (unless any such representation or warranty contains a materiality limitation by its terms, in which case such representation or warranty shall be true and correct) as of such date (unless any such representation or warranty by its terms makes reference to a specific date, in which case, such representation or warranty shall be true and correct for such specific date); and
(iv)    Eligible Vehicle. Such Lease Vehicle is a Series 2010-3 Eligible Vehicle.
(c)    Lease Vehicle Acquisition Schedules. From time to time, each Lessee shall deliver or cause to be delivered to the Lessor one or more schedules identifying the vehicles such Lessee desires to lease from the Lessor hereunder, which schedules shall include the Basic Lease Vehicle Information (each such schedule, a “Lease Vehicle Acquisition Schedule”). Each Lessee hereby agrees that each such delivery of a Lease Vehicle Acquisition Schedule shall be deemed hereunder to constitute a representation and warranty by such Lessee, to and in favor of the Lessor, that each condition precedent to the leasing of the Lease Vehicles identified in such Lease Vehicle Acquisition Schedule has been or will be satisfied as of the date of such delivery.
(d)    Lease Vehicle Acceptance or Nonconforming Lease Vehicle Rejection. With respect to any vehicle identified on a Lease Vehicle Acquisition Schedule and made available for lease by the Lessor to any Lessee, such Lessee shall have the right to inspect such vehicle within five (5) calendar days of receipt (the “Inspection Period”) of such vehicle and either accept or, if such vehicle is a Nonconforming Lease Vehicle, reject such vehicle; provided that, such Lessee shall be deemed to have accepted such vehicle as a Lease Vehicle unless it has notified the Lessor in writing that such vehicle is a Nonconforming Lease Vehicle during the Inspection Period (the delivery date of such written notice, the “Rejection Date”). If such Lessee timely notifies the Lessor that such vehicle is a Nonconforming Lease Vehicle (such Nonconforming Lease Vehicle with respect to which such Lessee has so notified the Lessor, a “Rejected Vehicle”), then the Lessor shall either (i) promptly lease such Rejected Vehicle to another Lessee or to an Alternative Lease Lessee pursuant to Section 2.2 or (ii) cause the Master Servicer to dispose of such Rejected Vehicle (including by returning such Rejected Vehicle to the seller thereof) in accordance with Section 6.1.
2.2.    Certain Transfers.
(a)    Inter-Lease Transfers. From time to time, a particular Lessee (a “Reallocating Lessee”) may desire to cease leasing a Lease Vehicle hereunder and an Alternative Lease Lessee may desire to commence leasing such Lease Vehicle pursuant to another Segregated Series Lease. With respect to any Lease Vehicle, upon delivery by such Reallocating Lessee to the Lessor of written notice identifying by VIN each Lease Vehicle to be so transferred from such Reallocating Lessee to such Alternative Lease Lessee (such notice, an “Inter-Lease Reallocation Schedule”) and upon satisfaction of each condition set forth in clauses (i) and (ii) below with respect to such Lease Vehicle, such Lease Vehicle identified in such Inter-Lease Reallocation Schedule (such Lease Vehicle, a “Reallocated Vehicle”) shall cease to be leased by such Reallocating Lessee and shall contemporaneously commence being leased to such Alternative Lease Lessee pursuant to another Segregated Series Lease, and each Reallocating Lessee agrees that upon such a transfer of such Lease Vehicle from such Lessee to an Alternative Lease Lessee (each such transfer, an “Inter-Lease Vehicle Reallocation”), such Reallocating Lessee relinquishes all rights that it has in such Lease Vehicle pursuant to this Agreement. Each Inter-Lease Reallocation Schedule may be delivered electronically (including by e-mail, file transfer protocol or otherwise) and may be delivered directly by the applicable Reallocating Lessee or on its behalf by any agent or designee of such Reallocating Lessee. Each Inter-Lease Vehicle Reallocation shall be subject to the satisfaction of each of the following conditions as of the effective date of such Inter-Lease Vehicle Reallocation (the first date on which each such condition precedent shall have been satisfied, the “Inter-Lease Vehicle Reallocation Effective Date”):
(i)    an amount equal to the Net Book Value of such Lease Vehicle as of the later of (A) the first day of the calendar month in which such Inter-Lease Vehicle Reallocation Effective Date occurred and (B) the Vehicle Operating Lease Commencement Date with respect to such Lease Vehicle minus the Final Base Rent for such Lease Vehicle as of such Inter-Lease Vehicle Reallocation Effective Date, shall have been deposited in the Series 2010-3 Collection Account; and
(ii)    each condition precedent to the lease of such Lease Vehicle under the Segregated Series Lease pursuant to which such Lease Vehicle will be leased immediately following such Inter-Lease Vehicle Reallocation shall have been satisfied.
(b)    Intra-Lease Transfers. From time to time, a particular Lessee (the “Transferor Lessee”) may desire to cease leasing a Lease Vehicle hereunder and another Lessee (the “Transferee Lessee”) may desire to commence leasing such Lease Vehicle hereunder. Upon delivery by such Lessees to the Lessor of written notice identifying by VIN each Lease Vehicle to be so transferred from such Transferor Lessee to such Transferee Lessee (such notice, an “Intra-Lease Lessee Transfer Schedule”), each Lease Vehicle identified in such Intra-Lease Lessee Transfer Schedule shall cease to be leased by the Transferor Lessee and shall contemporaneously commence being leased to the Transferee Lessee. Each Lessee agrees that upon such a transfer of any Lease Vehicle from one Lessee to another Lessee pursuant to this Agreement, such Transferor Lessee relinquishes all rights that it has in such Lease Vehicle pursuant to this Agreement. Each Intra-Lease Lessee Transfer Schedule may be delivered electronically and may be delivered directly by either the applicable Transferor Lessee or the applicable Transferee Lessee or on behalf of either such party by any agent or designee of such party.
2.3.    Lessee’s Right to Purchase Lease Vehicles. Each Lessee shall have the option, exercisable with respect to any Lease Vehicle leased by such Lessee hereunder during such Lease Vehicle’s Vehicle Term, to purchase such Lease Vehicle for an amount equal to the greater of (i) the Net Book Value of such Lease Vehicle or (ii) the Market Value of such Lease Vehicle, in each case, as of the date such amount shall be deposited in the Series 2010-3 Collection Account (the greater of such amounts being referred to as the “Lease Vehicle Buyout Price”).
2.4.    Return. (a) Lessee Right to Return. Any Lessee may return any Lease Vehicle (other than any Lease Vehicle that has experienced a Casualty or become an Ineligible Vehicle) then leased by such Lessee at any time prior to such Lease Vehicle’s Maximum Lease Termination Date to the Master Servicer at the location for such Lease Vehicle’s return reasonably specified by the Master Servicer; provided that, for the avoidance of doubt, the Vehicle Term for such Lease Vehicle will continue until the Vehicle Operating Lease Expiration Date thereof, notwithstanding the prior return of such Lease Vehicle pursuant to this Section 2.4(a).
(b)    Lessee Obligation to Return. Each Lessee shall return each Lease Vehicle leased by such Lessee on or prior to such Lease Vehicle’s Maximum Lease Termination Date to the Master Servicer at the location for such Lease Vehicle’s return reasonably specified by the Master Servicer (taking into account transportation costs and expected realizable disposition proceeds).
2.5.    Redesignation of Vehicles.
(a)    Mandatory Series 2010-3 Program Vehicle to Series 2010-3 Non-Program Vehicle Redesignations. With respect to any Lease Vehicle that is a Series 2010-3 Program Vehicle leased by any Lessee hereunder as of any date of determination, the Lessor shall on the date specified in Section 2.5(d) redesignate such Lease Vehicle as a Series 2010-3 Non-Program Vehicle, if:
(i)    a Series 2010-3 Manufacturer Event of Default is continuing with respect to the Manufacturer of such Lease Vehicle as of such date, or
(ii)    as of any such date occurring after the Minimum Program Term End Date with respect to such Lease Vehicle, such Lease Vehicle were returned as of such date pursuant to the terms of the Series 2010-3 Manufacturer Program with respect to such Lease Vehicle, the Series 2010-3 Manufacturer of such Lease Vehicle would not be obligated to pay a repurchase price for such Lease Vehicle, or guarantee the disposition proceeds to be received for such Vehicle, in each case in an amount at least equal to (1) the Net Book Value of such Lease Vehicle, as of such date minus (2) the Final Base Rent that would be payable in respect of such Lease Vehicle, assuming that such date were the Disposition Date for such Lease Vehicle, minus (3) the Series 2010-3 Excess Mileage Charges with respect to such Lease Vehicle, that would be applicable as of such date, assuming that such date were the Disposition Date, minus (4) the Series 2010-3 Excess Damage Charges with respect to such Lease Vehicle, that would be applicable as of such date, assuming that such date were the Disposition Date, minus (5) the Pre-VOLCD Program Vehicle Depreciation Amount paid or payable with respect to such Lease Vehicle as of such date, minus (6) the Program Vehicle Depreciation Assumption True-Up Amount paid or payable with respect to such Lease Vehicle, as of such date.
(b)    Optional Series 2010-3 Program Vehicle to Series 2010-3 Non-Program Vehicle Redesignations. In addition to Section 2.5(a) and without limitation thereto, with respect to any Lease Vehicle that is a Series 2010-3 Program Vehicle leased by any Lessee hereunder as of any date of determination, such Lessee may redesignate such Lease Vehicle as a Series 2010-3 Non-Program Vehicle upon written notice to the Lessor (which written notice may be delivered electronically and may be delivered directly by such Lessee or on its behalf by any agent or designee of such Lessee); provided that, such Lessee shall not redesignate any Series 2010-3 Program Vehicle as a Series 2010-3 Non-Program Vehicle pursuant to this Section 2.5(b) if, after giving effect to such redesignation, an HVF II Group II Aggregate Asset Amount Deficiency would exist, unless such redesignation would decrease the amount of such HVF II Group II Aggregate Asset Amount Deficiency.
(c)    Series 2010-3 Non-Program Vehicle to Series 2010-3 Program Vehicle Redesignations. With respect to any Lease Vehicle that is a Series 2010-3 Non-Program Vehicle leased by any Lessee hereunder as of any date of determination, if such Lease Vehicle was previously designated as a Series 2010-3 Program Vehicle, then such Lessee may redesignate such Lease Vehicle as a Series 2010-3 Program Vehicle upon written notice to the Lessor (which written notice may be delivered electronically and may be delivered directly by such Lessee or on its behalf by any agent or designee of such Lessee); provided that, such Lessee may not redesignate any such Lease Vehicle as a Series 2010-3 Program Vehicle if such Lease Vehicle would then be required to be redesignated as a Series 2010-3 Non-Program Vehicle pursuant to Section 2.5(a) after designating such Lease Vehicle as a Series 2010-3 Program Vehicle.
(d)    Timing of Redesignations. With respect to any redesignation to be effected pursuant to Section 2.5(a), such redesignation shall occur as of the first calendar day of the calendar month following the date on which the applicable event or condition described in Section 2.5(a)(i) or (ii) occurs. With respect to any redesignation to be effected pursuant to Section 2.5(b) or 2.5(c), such redesignation shall occur as of the first calendar day of the calendar month immediately following the calendar month of the date written notice was delivered by the applicable Lessee of such redesignation.
(e)    Series 2010-3 Program Vehicle to Series 2010-3 Non-Program Vehicle Redesignation Payments. With respect to any Lease Vehicle that is redesignated as a Series 2010-3 Non-Program Vehicle pursuant to Section 2.5(a) or Section 2.5(b), the Lessee of such Lease Vehicle as of the close of business on the date of such redesignation shall pay to the Lessor on the Payment Date following the effective date of such redesignation, as determined in accordance with Section 2.5(d), an amount equal to the excess, if any, of the Net Book Value of such Lease Vehicle over the Market Value of such Lease Vehicle, in each case, as of the date of such redesignation (such excess, if any, for such Lease Vehicle, a “Redesignation to Non-Program Amount”).
(f)    Series 2010-3 Non-Program Vehicle to Series 2010-3 Program Vehicle Redesignation Payments. With respect to any Lease Vehicle that is redesignated as a Series 2010-3 Program Vehicle pursuant to Section 2.5(c), the Lessor shall pay to the Lessee of such Lease Vehicle on the Payment Date following the effective date of such redesignation, as determined in accordance with Section 2.5(d), an amount equal to the excess, if any, of the Net Book Value of such Lease Vehicle (as of the date of such redesignation and calculated assuming that such Lease Vehicle had never been designated as a Series 2010-3 Non-Program Vehicle) over the Net Book Value of such Lease Vehicle (as of the date of such redesignation but without giving effect to such Lease Vehicle’s redesignation as a Series 2010-3 Program Vehicle) (such excess, if any, for such Lease Vehicle and such redesignation, the “Redesignation to Program Amount”); provided that,
(i)    no payment shall be required to be made and no payment may be made by the Lessor pursuant to this Section 2.5(f) to the extent that a Series 2010-3 Amortization Event or a Series 2010-3 Potential Amortization Event exists or would be caused by such payment,
(ii)    the amount of any such payment to be made by the Lessor on any such date shall be capped at and be paid from (and the obligation of the Lessor to make such payment on such date shall be limited to) the amount of funds available to the Lessor on such date, and
(iii)    if any such payment from the Lessor is limited in amount pursuant to the foregoing clause (i) or (ii), the Lessor shall pay to such Lessee the funds available to the Lessor on such Payment Date and shall pay to such Lessee on each Payment Date thereafter the amount available to the Lessor until such Redesignation to Program Amount has been paid in full to such Lessee.
2.6.    Hell-or-High-Water Lease. THIS AGREEMENT SHALL BE A NET LEASE, AND EACH LESSEE’S OBLIGATION TO PAY ALL RENT AND OTHER SUMS HEREUNDER SHALL BE ABSOLUTE AND UNCONDITIONAL, AND SHALL NOT BE SUBJECT TO ANY ABATEMENT, SETOFF, COUNTERCLAIM, DEDUCTION OR REDUCTION FOR ANY REASON WHATSOEVER. The obligations and liabilities of each Lessee hereunder shall in no way be released, discharged or otherwise affected (except as may be expressly provided herein) for any reason, including without limitation:
(i)    any defect in the condition, merchantability, quality or fitness for use of the Lease Vehicles or any part thereof;
(ii)    any damage to, removal, abandonment, salvage, loss, scrapping or destruction of or any requisition or taking of the Lease Vehicles or any part thereof;
(iii)    any restriction, prevention or curtailment of or interference with any use of the Lease Vehicles or any part thereof;
(iv)    any defect in or any Lien on title to the Lease Vehicles or any part thereof;
(v)    any change, waiver, extension, indulgence or other action or omission in respect of any obligation or liability of such Lessee or the Lessor;
(vi)    any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Lessee, the Lessor or any other Person, or any action taken with respect to this Agreement by any trustee or receiver of any Person mentioned above, or by any court;
(vii)    any claim that such Lessee has or might have against any Person, including without limitation the Lessor;
(viii)    any failure on the part of the Lessor or such Lessee to perform or comply with any of the terms hereof or of any other agreement;
(ix)    any invalidity or unenforceability or disaffirmance of this Agreement or any provision hereof or any of the other Series 2010-3 Related Documents or any provision of any thereof, in each case whether against or by such Lessee or otherwise;
(x)    any insurance premiums payable by such Lessee with respect to the Lease Vehicles; or
(xi)    any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not such Lessee shall have notice or knowledge of any of the foregoing and whether or not foreseen or foreseeable.
This Agreement shall not be cancellable by any Lessee and, except as expressly provided by this Agreement, each Lessee, to the extent permitted by law, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Agreement, or to any diminution or reduction of Rent or other amounts payable by such Lessee hereunder. All payments by each Lessee made hereunder shall be final (except to the extent of adjustments provided for herein), absent manifest error and, except as otherwise provided herein, no Lessee shall seek to recover any such payment or any part thereof for any reason whatsoever, absent manifest error. All covenants and agreements of each Lessee herein shall be performed at its cost, expense and risk unless expressly otherwise stated.
3.    TERM.

3.1.    Vehicle Term.
(a)    Vehicle Operating Lease Commencement Date. The “Vehicle Operating Lease Commencement Date” with respect to any Lease Vehicle shall mean the date referenced in the applicable Lease Vehicle Acquisition Schedule with respect to such Lease Vehicle but in no event shall such date be a date later than the date that funds are expended by RCFC to acquire such Lease Vehicle (such date of payment, the “Vehicle Funding Date” for such Lease Vehicle).
(b)    Vehicle Term for Lease Vehicles Without a Special Term. The “Vehicle Term” with respect to each Lease Vehicle (other than a Lease Vehicle that has a Special Term) shall extend from the Vehicle Operating Lease Commencement Date through the earliest of:
(i)    the Disposition Date with respect to such Lease Vehicle;
(ii)    if such Lease Vehicle becomes a Rejected Vehicle, the Rejection Date with respect to such Rejected Vehicle;
(iii)    if such Lease Vehicle becomes a Reallocated Vehicle, the Inter-Lease Vehicle Reallocation Effective Date with respect to such Reallocated Vehicle; and
(iv)    the Maximum Lease Termination Date with respect to such Lease Vehicle
(the earliest of such four dates being referred to as the “Vehicle Operating Lease Expiration Date” for such Lease Vehicle).
(c)    Vehicle Term For Lease Vehicles With A Special Term.
(i)    Each Lease Vehicle titled in a state or commonwealth referenced in the definition of Special Term shall have a Special Term as set forth opposite such state or commonwealth in such definition.
(ii)    The “Vehicle Term” with respect to each Lease Vehicle that has a Special Term shall extend from the Vehicle Operating Lease Commencement Date for such Lease Vehicle through the earlier to occur of the last day of the Special Term applicable to such Lease Vehicle and the date that would be the Vehicle Operating Lease Expiration Date for such Lease Vehicle if such Lease Vehicle did not have a Special Term; provided that, at the expiration of each Special Term with respect to such Lease Vehicle, the lease of such Lease Vehicle shall automatically be renewed for a successive Special Term applicable to such Lease Vehicle, until the earlier to occur of the Maximum Lease Termination Date with respect to such Lease Vehicle and the date that would be the Vehicle Operating Lease Expiration Date for such Lease Vehicle if such Lease Vehicle did not have a Special Term.
(d)    Lease Vehicles with Multiple Vehicle Terms. For the avoidance of doubt, with respect to any Lease Vehicle that experiences more than one Vehicle Term pursuant to this Agreement, each such Vehicle Term with respect to such Lease Vehicle will be treated as an independent Vehicle Term for all purposes hereunder.
3.2.    Master Motor Vehicle Operating Lease Term. The “Operating Lease Commencement Date” shall mean the Series 2010-3 Closing Date. The “Operating Lease Expiration Date” shall mean the later of (i) the date of the final payment in full of the Series 2010-3 Note and (ii) the Vehicle Operating Lease Expiration Date for the last Lease Vehicle leased by the Lessee hereunder. The “Term” of this Agreement shall mean the period commencing on the Operating Lease Commencement Date and ending on the Operating Lease Expiration Date.
4.    RENT AND LEASE CHARGES. Each Lessee will pay Rent due and payable on a monthly basis as set forth in this Section 4.
4.1.    Depreciation Records and Depreciation Charges. On each Business Day, the Lessor shall establish or cause to be established the Depreciation Charge with respect to each Lease Vehicle, and the Lessor shall maintain, and upon request by a Lessee, deliver or cause to be delivered to such Lessee a record of such Depreciation Charges (such record, the “Depreciation Record”) with respect to each Lease Vehicle leased by such Lessee as of such date, the delivery of which may be satisfied by the Lessor posting or causing to be posted such depreciation records to a password-protected website made available to such Lessees or by any other reasonable means of electronic transmission (including, without limitation, email or other file transfer protocol), and may be made directly by the Lessor or on its behalf by any agent or designee of the Lessor.
4.2.    Monthly Base Rent. With respect to any Payment Date and any Lease Vehicle (other than a Lease Vehicle that became a Reallocated Vehicle during the Related Month with respect to such Payment Date or with respect to which the Disposition Date occurred during such Related Month), the “Monthly Base Rent” with respect to such Lease Vehicle for such Payment Date shall equal the pro rata portion (based upon the number of days in the Related Month with respect to such Payment Date that were included in the Vehicle Term for such Lease Vehicle) of the Depreciation Charge for such Lease Vehicle as of the last day of such Related Month calculated on an actual/360 day basis.
4.3.    Final Base Rent. With respect to any Payment Date and any Lease Vehicle (x) that became a Reallocated Vehicle during the Related Month with respect to such Payment Date or (y) with respect to which the Disposition Date occurred during such Related Month, the “Final Base Rent” with respect to any such Lease Vehicle for such Payment Date shall equal:
(a)    if a Disposition Date with respect to such Lease Vehicle occurred during such Related Month, then an amount equal to the pro rata portion (based upon the number of days in such Related Month that were included in the Vehicle Term for such Lease Vehicle) of the Depreciation Charge for such Lease Vehicle as of such Disposition Date, calculated on an actual /360 day basis, and
(b)    if such Lease Vehicle became a Reallocated Vehicle during such Related Month, then an amount equal to the pro rata portion (based upon the number of days in such Related Month that were included in the Vehicle Term for such Lease Vehicle) of the Depreciation Charge for such Lease Vehicle as of the date such Lease Vehicle became a Reallocated Vehicle pursuant to Section 2.2, calculated on an actual/360 day basis.
4.4.    Program Vehicle Depreciation Assumption True-Up Amount. If the Program Vehicle Depreciation Assumption True-Up Amount with respect to any Lease Vehicle is a positive number as of the first day following the end of the Estimation Period for such Lease Vehicle, then the Lessee of such Lease Vehicle shall pay the Lessor such Program Vehicle Depreciation Assumption True-Up Amount with respect to such Lease Vehicle in accordance with Section 4.7.1.
4.5.    Monthly Variable Rent. The “Monthly Variable Rent” for each Payment Date and each Lease Vehicle (w) leased hereunder as of the last day of the Related Month with respect to such Payment Date, (x) the Disposition Date in respect of which occurred during such Related Month, (y) that became a Reallocated Vehicle during such Related Month or (z) that was purchased by the applicable Lessee during such Related Month, in each case shall equal the sum of:
(a)    the product of:
(i)    an amount equal to the sum of:

(A)
all interest that has accrued on the Series 2010-3 Note during the Series 2010-3 Interest Period for the Series 2010-3 Note ending on the second Business Day immediately preceding the Determination Date immediately preceding such Payment Date, plus

(B)	all Series 2010-3 Carrying Charges with respect to such Payment Date, and
(ii)    the quotient obtained by dividing:

(A)
the Net Book Value of such Lease Vehicle as of the last day of such Related Month (or, if earlier, the Disposition Date or Inter-Lease Reallocation Effective Date with respect to such Lease Vehicle) by

(B)
the aggregate Net Book Values as of the last day of such Related Month (or, in any such case, if earlier, the Disposition Date or Inter-Lease Vehicle Reallocation Effective Date of such Lease Vehicle) of all such Lease Vehicles, plus

(b)    2% per annum, payable at one-twelfth the annual rate, of the Net Book Value of such Lease Vehicle as of the last day of the Related Month.
4.6.    Casualty; Ineligible Vehicles. On the first day of each calendar month, each Lessee shall deliver to the Master Servicer a list containing each Lease Vehicle leased by such Lessee that suffered a Casualty or became an Ineligible Vehicle in the preceding calendar month (each such list, a “Monthly Casualty Report”). Each such delivery may be satisfied by the applicable Lessee posting such Monthly Casualty Report to a password protected website made available to the Master Servicer or by any other reasonable means of electronic transmission (including by e-mail, file transfer protocol or otherwise) and may be so delivered directly by the applicable Lessee or on its behalf by any agent or designee of such Lessee. On the Disposition Date with respect to each Lease Vehicle that suffers a Casualty or becomes an Ineligible Vehicle, (i) the Lessor shall cause title to such Lease Vehicle to be transferred to or at the direction of the Lessee of such Lease Vehicle and (ii) such Lessee shall be entitled to any physical damage insurance proceeds applicable to such Lease Vehicle.
4.7.    Payments.
4.7.1.    On each Payment Date and with respect to the Related Month thereto, after giving full credit for any prepayments made pursuant to Section 4.9, each Lessee shall pay to the Lessor an amount equal to the sum of the following amounts with respect to each Lease Vehicle leased by such Lessee hereunder to the last day of such Related Month (other than any Lease Vehicle (x) the Disposition Date for which occurred during such Related Month or (y) that became a Reallocated Vehicle during such Related Month):
(a)    the Monthly Base Rent with respect to such Lease Vehicle as of such Payment Date, plus
(b)    the Pre-VOLCD Program Vehicle Depreciation Amount with respect to such Lease Vehicle, if any, plus
(c)    if the Program Vehicle Depreciation Assumption True-Up Amount owing with respect to such Lease Vehicle as of such Payment Date is a positive number, then such Program Vehicle Depreciation Assumption True-Up Amount minus all amounts previously paid by the applicable Lessee in respect of such Program Vehicle Depreciation True-Up Amount, plus
(d)    the Monthly Variable Rent with respect to such Lease Vehicle as of such Payment Date, plus
(e)    the Redesignation to Non-Program Amount, if any, with respect to such Lease Vehicle for such Payment Date.
4.7.2.    On each Payment Date and with respect to the Related Month thereto, after giving full credit for any prepayments made pursuant to Section 4.9, each Lessee shall pay to the Lessor an amount equal to the sum of the following amounts with respect to each Lease Vehicle leased by such Lessee hereunder as of any day during such Related Month and (x) which Lease Vehicle became a Reallocated Vehicle during such Related Month or (y) the Disposition Date for which occurred during such Related Month:
(a)    the Casualty Payment Amount with respect to such Lease Vehicle, if any, plus
(b)    the Final Base Rent with respect to such Lease Vehicle, if any, plus
(c)    the Program Vehicle Special Default Payment Amount with respect to such Lease Vehicle, if any, plus
(d)    the Non-Program Vehicle Special Default Payment Amount with respect to such Lease Vehicle, if any, plus
(e)    the Early Program Return Payment Amount with respect to such Lease Vehicle, if any, plus
(f)    the Monthly Variable Rent owing with respect to such Lease Vehicle for such Payment Date.
4.8.    Making of Payments.
(a)    All payments hereunder shall be made by the applicable Lessee, or by the Master Servicer or one or more of its Affiliates on behalf of such Lessee, to, or for the account of, the Lessor in immediately available funds, without setoff, counterclaim or deduction of any kind.
(b)    All such payments shall be deposited into the Series 2010-3 Collection Account not later than 12:00 noon, New York City time, on such Payment Date.
(c)    If any Lessee pays less than the entire amount of Rent (or any other amounts) due on any Payment Date, after giving full credit for all prepayments made pursuant to Section 4.9 with respect to amounts due on such Payment Date, then the payment received from such Lessee in respect of such Payment Date shall be first applied to the Monthly Variable Rent due on such Payment Date.
(d)    In the event any Lessee fails to remit payment of any amount due under this Agreement on or before the Payment Date or when otherwise due and payable hereunder, the amount not paid will be considered delinquent and such Lessee shall pay default interest with respect thereto at a rate equal to (i) the effective interest rate payable by RCFC on any overdue amounts owed by RCFC with respect to the Series 2010-3 Note or (ii) if no such interest is payable by RCFC, the one-month LIBOR Rate plus 1.0%, during the period from the Payment Date on which such delinquent amount was payable until such delinquent amount (with accrued interest) is paid.
4.9.    Prepayments. On any Business Day, any Lessee, or the Master Servicer or one or more of its Affiliates on behalf of such Lessee, may, at its option, make a non-refundable payment to the Lessor of all or any portion of the Rent or any other amount that is payable by such Lessee hereunder on the Payment Date occurring in the calendar month of such date of payment or the next succeeding Payment Date, in advance of such Payment Date.
4.10.    Ordering and Delivery Expenses. With respect to any Lease Vehicle to be leased by any Lessee hereunder, such Lessee shall pay to or at the direction of the Lessor all applicable costs and expenses of freight, packing, handling, storage, shipment and delivery of such Lease Vehicle and all sales and use tax (if any) to the extent that the same have not been included in the Capitalized Cost of such Lease Vehicle, as such inclusion or exclusion has been reasonably determined by the Master Servicer.
4.11.    Unexpired License Plate Credits. Any rebate or credits applicable to the unexpired term of any license plates for a Lease Vehicle leased hereunder shall inure to the benefit of the Lessee of such Lease Vehicle.
5.    VEHICLE OPERATIONAL COVENANTS
5.1.    NET LEASE. THIS AGREEMENT SHALL BE A NET LEASE.
5.1.1.    Maintenance and Repairs. With respect to any Lessee and the Lease Vehicles leased by such Lessee hereunder, such Lessee shall pay for all maintenance and repairs. Each Lessee will pay, or cause to be paid, all usual and routine expenses incurred in the use and operation of Lease Vehicles leased by such Lessee hereunder including, but not limited to, fuel, lubricants, and coolants. Any improvements or additions to any Lease Vehicles shall become and remain the property of the Lessor, except that any addition to any Lease Vehicle made by any Lessee shall remain the property of such Lessee if such addition can be disconnected from such Lease Vehicle without impairing the functioning of such Lease Vehicle or its resale value, excluding such addition.
5.1.2.    Insurance. Each Lessee represents that it is and at all times hereunder shall remain a self-insurer, or will provide insurance, in accordance with all applicable state law requirements and agrees to maintain or cause to be maintained insurance/self‑insurance coverage in force as follows:
(i)    Comprehensive Public Liability, Property Damage, and Catastrophic Physical Damage. Comprehensive public liability and property damage protection in respect of the possession, condition, maintenance, operation and use of the Lease Vehicles, in the amount required to meet the minimum financial responsibility requirements mandated by applicable state law for each occurrence, and catastrophic physical damage insurance, in an amount not less than $50,000,000. Catastrophic physical damage insurance shall name the Collateral Agent as loss payee as its interests may appear.
(ii)    Delivery of Certificate of Insurance. Each Lessee shall, from time to time upon the Lessor’s or the Trustee’s reasonable request, deliver to the Lessor and the Trustee copies of documentation evidencing all insurance required by this Section 5.1.2 that is then in effect. Any insurance, as opposed to self-insurance, obtained by the Lessee shall be obtained from a Qualified Insurer only.
5.1.3.    Ordering and Delivery Expenses. Each Lessee shall be responsible for the payment of all ordering and delivery expenses as set forth in Section 4.10.
5.1.4.    Fees; Traffic Summonses; Penalties and Fines. With respect to any Lessee and the Lease Vehicles leased by such Lessee hereunder, such Lessee shall be responsible for the payment of all registration fees, title fees, license fees or other similar governmental fees and taxes (including the cost of any recording or registration fees or other similar governmental charges with respect to the notation on the Certificates of Title of the Lease Vehicles of the interest of the Collateral Agent), all costs and expenses in connection with the transfer of title of, or reflection of the interest of any lienholder in, any Lease Vehicle, traffic summonses, penalties, judgments and fines incurred with respect to any Lease Vehicle during the Vehicle Term for such Lease Vehicle or imposed during the Vehicle Term for such Lease Vehicle by any Governmental Authority with respect to such Lease Vehicles in connection with such Lessee’s operation of such Lease

Vehicles. The Lessor may, but is not required to, make any and all payments pursuant to this Section 5.1.4 on behalf of such Lessee, provided that, such Lessee will reimburse Lessor in full for any and all payments made pursuant to this Section 5.1.4.
5.2.    Vehicle Use.
5.2.1.    Each Lessee may use Lease Vehicles leased hereunder in connection with its business, including use by such Lessee’s and its subsidiaries’ employees, directors, officers, agents, representatives and other business associates in their personal or professional capacities, subject to Sections 6.1 and 9 hereof and Section 10.2 of the Series 2010-3 Supplement. Such use shall be confined primarily to the United States, with limited use in Canada and Mexico (which use will include all normal course movements of Lease Vehicles across borders in connection with customer rentals and following any such movements until convenient to return such Lease Vehicles to the United States, in each case in the applicable Lessee’s course of business). Each Lessee agrees to possess, operate and maintain each Lease Vehicle leased to it in a manner consistent with how such Lessee would possess, operate and maintain such Vehicle were such Lessee the beneficial owner of such Lease Vehicle.
5.2.2.    In addition to the foregoing, each Lessee may sublet Lease Vehicles to any of:

(A)
any Person(s), so long as (i) either (x) the sublease of such Lease Vehicles is pursuant to the Advantage Sublease or (y) the sublease of such Lease Vehicles satisfies the Non-Franchisee Third Party Sublease Contractual Criteria, (ii) the Lease Vehicles being subleased are being used in connection with such Person(s)’ business and (iii) the aggregate Net Book Value of the Lease Vehicles being subleased at any one time pursuant to this Section 5.2.2(A) is less than ten (10) percent of the aggregate Net Book Value of all Lease Vehicles being leased under this Agreement at such time;

(B)
any franchisee of any Affiliate of any Lessee (and which franchisee, for the avoidance of doubt, may be an Affiliate of any Lessee), so long as (i) the sublease of such Lease Vehicles satisfies the Franchisee Sublease Contractual Criteria, (ii) such franchisee meets the normal credit and other approval criteria for franchises of such Affiliate and (iii) the aggregate Net Book Value of the Lease Vehicles being subleased pursuant to Section 5.2.2(A) and this Section 5.2.2(B) at any one time is less than twenty-five (25) percent of the aggregate Net Book Value of all Lease Vehicles being leased under this Agreement at such time; and

(C)
any Affiliate of any Lessee (including, without limitation, HERC), so long as (i) the sublease of such Lease Vehicles to such Affiliate states in writing that it is subject to the terms and conditions of this

Agreement and is subordinate in all respects to this Agreement and (ii) the Lease Vehicles being so subleased are being used in connection with such Affiliate’s business, including use by such Affiliate’s and its subsidiaries’ employees, directors, officers, agents, representatives and other business associates in their personal or professional capacities.
With respect to any Lease Vehicles subleased pursuant to this Section 5.2.2 that meet the conditions of both the preceding clauses (A) and (B), as of any date of determination, the Master Servicer will determine which such Lease Vehicles shall count to the calculation of the percentage of aggregate Net Book Value in which of the preceding clauses (A) or (B) as of such date; provided that, no such individual Lease Vehicle shall count towards the calculation of the percentage of aggregate Net Book Value with respect to both clauses (A) and (B) as of such date.
On the first day of each calendar month, each Lessee shall deliver to the Master Servicer a list identifying each Lease Vehicle subleased by such Lessee pursuant to the preceding clause (A) or (B) and the sublessee of each such Lease Vehicle, in each case, as of the last day of the immediately preceding calendar month, each of which deliveries may be satisfied by the applicable Lessee posting such list to a password protected website made available to the Master Servicer or by any other reasonable means of electronic transmission (including by e-mail, file transfer protocol or otherwise) and may be so delivered directly by the applicable Lessee or on its behalf by any agent or designee of such Lessee.
On the first day of each calendar month, each Lessee shall deliver to the Master Servicer a list identifying each Lease Vehicle subleased by such Lessee pursuant to the preceding clause (C) and the sublessee of each such Lease Vehicle, in each case, as of the last day of the immediately preceding calendar month, each of which deliveries will be satisfied by the Servicer having actual knowledge of each such subleased Lease Vehicle and the related sublessee to whom such Lease Vehicle was then being subleased.

The sublease of any Lease Vehicles permitted by this Section 5 shall not release any Lessee from any obligations under this Agreement.

5.3.    Non-Disturbance. With respect to any Lessee, so long as such Lessee satisfies its obligations hereunder, its quiet enjoyment, possession and use of the Lease Vehicles will not be disturbed during the Term subject, however, to Sections 6.1 and 9 hereof and except that the Lessor and the Trustee each retains the right, but not the duty, to inspect the Lease Vehicles leased by such Lessee without disturbing such Lessee’s business.
5.4.    Manufacturer’s Warranties. If a Lease Vehicle is covered by a Series 2010-3 Manufacturer’s warranty, the Lessee, during the Vehicle Term for such Lease Vehicle, shall have the right to make any claims under such warranty that the Lessor could make.
5.5.    Series 2010-3 Program Vehicle Condition Notices. Upon the occurrence of any event or condition with respect to any Lease Vehicle that is then designated as a Series 2010-3 Program Vehicle that would reasonably be expected to result in a redesignation of such Lease Vehicle pursuant to Section 2.5(a)(ii), the Lessee of such Lease Vehicle shall notify the Lessor and the Master Servicer of such event or condition in the normal course of operations.
6.    MASTER SERVICER FUNCTIONS AND COMPENSATION.

6.1.    Master Servicer Functions with Respect to Lease Vehicle Returns, Disposition and Invoicing.
(a)    With respect to any Lease Vehicle returned by any Lessee pursuant to Section 2.4, the Master Servicer shall direct such Lessee as to the return location with respect to such Lease Vehicle. The Master Servicer shall act as the Lessor’s agent in returning or otherwise disposing of each Lease Vehicle on the Vehicle Operating Lease Expiration Date with respect to such Lease Vehicle, in each case in accordance with the Servicing Standard.
(b)    Upon the Master Servicer’s receipt of any Series 2010-3 Program Vehicle returned by any Lessee pursuant to Section 2.4, the Master Servicer shall return such Series 2010-3 Program Vehicle to the nearest related Series 2010-3 Manufacturer official auction or other facility designated by such Series 2010-3 Manufacturer at the sole expense of the Lessee thereof unless paid or payable by the Manufacturer thereof in accordance with the terms of the related Series 2010-3 Manufacturer Program.
(c)    With respect to any Lease Vehicle that is (i) a Series 2010-3 Non-Program Vehicle and is returned to or at the direction of the Master Servicer pursuant to Section 2.4 or (ii) becomes a Rejected Vehicle, the Master Servicer shall arrange for the disposition of such Lease Vehicle in accordance with the Servicing Standard.
(d)    In connection with the disposition of any Lease Vehicle that is a Series 2010-3 Program Vehicle, the Master Servicer shall comply with the Servicing Standard in connection with, among other things, the delivery of Certificates of Title and documents of transfer signed as necessary, signed condition reports and signed odometer statements to be submitted with such Series 2010-3 Program Vehicles returned to a Manufacturer pursuant to Section 2.4 and accepted by or on behalf of the Manufacturer at the time of such Series 2010-3 Program Vehicle’s return.
The Master Servicer shall take such actions as are required or desirable to effect Exchanges for tax purposes or otherwise in connection with Exchanges, including, without limitation, directing and causing deposits and withdrawals with respect to disposition proceeds in connection with the Master Exchange Agreement and Escrow Agreement.
(e)    With respect to each Payment Date, each Lessee and the Lease Vehicles leased by each such Lessee hereunder, the Master Servicer shall calculate all Depreciation Charges, Rent, Casualty Payment Amounts, Program Vehicle Special Default Payment Amounts, Non-Program Vehicle Special Default Payment Amounts, Early Vehicle Return Payment Amounts, Redesignation to Non-Program Amounts, Redesignation to Program Amounts, Program Vehicle Depreciation Assumption True-Up Amounts, Pre-VOLCD Program Vehicle Depreciation Amounts, Assumed Remaining Holding Periods, Assumed Residual Values, Capitalized Costs, Accumulated Depreciation and Net Book Values. With respect to each Payment Date, the Master Servicer shall aggregate each Lessee’s Rent due on all Lease Vehicles leased by such Lessee, together with any other amounts due to the Lessor from such Lessee and any credits owing to such Lessee, and provide to the Lessor and such Lessee a monthly statement of the total amount, in a form reasonably acceptable to the Lessor, no later than the Determination Date with respect to such Payment Date.

(f)    Upon the occurrence of an HVF II Group II Liquidation Event, the Master Servicer shall dispose of any Lease Vehicles in accordance with the instructions of the Lessor or the Collateral Agent. To the extent the Master Servicer fails to so dispose of any such Lease Vehicles, the Lessor and the Collateral Agent shall have the right to otherwise dispose of such Lease Vehicles.
6.2.    Servicing Standard. In addition to the duties enumerated in Section 6.1, the Master Servicer agrees to perform each of its obligations hereunder in accordance with the Servicing Standard, unless otherwise stated.
6.3.    Master Servicer Acknowledgment. The parties to this Agreement acknowledge and agree that Hertz acts as Master Servicer of the Lessor pursuant to this Agreement, and, in such capacity, as the agent of the Lessor, for purposes of performing certain duties of the Lessor under this Agreement and the Series 2010-3 Related Documents.
6.4.    Master Servicer’s Monthly Fee. As compensation for the Master Servicer’s performance of its duties, the Lessor shall pay to or at the direction of the Master Servicer on each Payment Date (i) a fee (the “Monthly Servicing Fee”) equal to 0.50% per annum, payable at one-twelfth the annual rate, on the outstanding Net Book Value of the Lease Vehicles as of the last day of the Related Month with respect to such Payment Date and (ii) the reasonable costs and expenses of the Master Servicer incurred by it during the Related Month as a result of arranging for the sale of Lease Vehicles returned to the Lessor in accordance with Section 2.4(a); provided, however, that such costs and expenses shall only be payable to or at the direction of the Master Servicer to the extent of any excess of the sale price received by or on behalf of the Lessor for any such Lease Vehicle over the Net Book Value thereof.
6.5.    Sub-Servicers. The Master Servicer may delegate to any Affiliate of the Master Servicer (each such delegee, in such capacity, a “Sub-Servicer”) the performance of the Master Servicer’s obligations as Master Servicer pursuant to this Agreement (but the Master Servicer shall remain fully liable for its obligations under this Agreement).

7.    CERTAIN REPRESENTATIONS AND WARRANTIES. Each of Hertz and DTG, as Lessees, represents and warrants to the Lessor and the Trustee that as of the Series 2010-3 Closing Date, as of each Vehicle Operating Lease Commencement Date applicable to such Lessee, and each Additional Lessee represents and warrants to the Lessor and the Trustee that as of the Joinder Date with respect to such Additional Lessee, as of each Vehicle Operating Lease Commencement Date applicable to such Lessee occurring on or after such Joinder Date:
7.1.    Organization; Power; Qualification. Such Lessee has been duly formed and is validly existing as a corporation, partnership, limited liability company or trust in good standing under the laws of its jurisdiction of organization, with corporate power under the laws of such jurisdiction to execute and deliver this Agreement and the other Series 2010-3 Related Documents to which it is a party and to perform its obligations hereunder and thereunder, and is duly qualified and in good standing to do business as a foreign corporation (or other entity, as applicable) in each jurisdiction where the character of its properties or the nature of its business makes such qualification necessary and where the failure to be so qualified and in good standing would reasonably be expected to result in a Lease Material Adverse Effect.
7.2.    Authorization; Enforceability. Each of this Agreement and the other Series 2010-3 Related Documents to which it is a party has been duly authorized, executed and delivered on behalf of such Lessee and, assuming due authorization, execution and delivery by the other parties hereto or thereto, is a valid and legally binding agreement of such Lessee enforceable against such Lessee in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general equitable principles, whether considered in a proceeding at law or in equity or by an implied covenant of good faith and fair dealing).
7.3.    Compliance. The execution, delivery and performance by such Lessee of this Agreement and the Series 2010-3 Related Documents to which it is a party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of such Lessee pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement, guarantee, lease financing agreement or other similar agreement or instrument under which such Lessee is a debtor or guarantor (except to the extent that such conflict, breach, creation or imposition is not reasonably likely to have a Lease Material Adverse Effect) nor will such action result in a violation of any provision of applicable law or regulation (except to the extent that such violation is not reasonably likely to result in a Lease Material Adverse Effect) or of the provisions of the certificate of incorporation or the by‑laws of the Lessee.
7.4.    Governmental Approvals. There is no consent, approval, authorization, order, registration or qualification of or with any Governmental Authority having jurisdiction over such Lessee which is required for the execution, delivery and performance of this Agreement or the Series 2010-3 Related Documents (other than such consents, approvals, authorizations, orders, registrations or qualifications as have been obtained or made), except to the extent that the failure to so obtain or effect any such consent, approval, authorization, order, registration or qualification is not reasonably likely to result in a Lease Material Adverse Effect.
7.5.    Financial Statements. (a) Hertz, as Lessee and Guarantor, has furnished each of the Lessor and the Trustee with, and the Lessor and the Trustee hereby acknowledge receipt of, a copy of Hertz’s Annual Report to the SEC on Form 10‑K for the year ended December 31, 2012 (the “10‑K Report”). The financial statements set forth in such report present fairly in all material respects the consolidated financial position of Hertz and its consolidated subsidiaries at December 31, 2012 and 2011, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 2012, in conformity with GAAP (as in effect as of such date).
(b)    Hertz, as Lessee and Guarantor, has furnished each of the Lessor and the Trustee with, and the Lessor and the Trustee hereby acknowledge receipt of, a copy of Hertz’s Quarterly Report to the SEC on Form 10‑Q for the quarter ended June 30, 2013 (the “10‑Q Report”). The financial statements set forth in such report present fairly in all material respects the consolidated financial position of the Lessee and its consolidated subsidiaries at June 30, 2013 and the consolidated results of operations and cash flows of the Lessee and its consolidated subsidiaries for the quarterly period ended June 30, 2013, in conformity with GAAP (as in effect as of such date).
7.6.    Investment Company Act. Such Lessee is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and such Lessee is not subject to any other statute which would impair or restrict its ability to perform its obligations under this Agreement or the other Series 2010-3 Related Documents, and neither the entering into or performance by such Lessee of this Agreement violates any provision of such Act.
7.7.    Supplemental Documents True and Correct. All information contained in any material Series 2010-3 Supplemental Document that has been submitted, or that may hereafter be submitted by such Lessee to the Lessor is, or will be, true, correct and complete in all material respects.
7.8.    ERISA. Such Lessee has satisfied the minimum funding standards under ERISA with respect to its Plans and is in compliance in all material respects with the currently applicable provisions of ERISA.
7.9.    Indemnification Agreement. The Indemnification Agreement is in full force and effect, and is a valid and legally binding agreement of Hertz, enforceable against Hertz in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally or by general equitable principles, whether considered in a proceeding at law or in equity and by an implied covenant of good faith and fair dealing).
7.10.    Eligible Vehicles. Each Lease Vehicle is or will be, as the case may be, on the applicable Vehicle Operating Lease Commencement Date, a Series 2010-3 Eligible Vehicle.
8.    CERTAIN AFFIRMATIVE COVENANTS. Until the expiration or termination of this Agreement, and thereafter until the obligations of each Lessee under this Agreement and the Series 2010-3 Related Documents are satisfied in full, each Lessee covenants and agrees that, unless at any time the Lessor and the Trustee shall otherwise expressly consent in writing, it will:
8.1.    Corporate Existence; Foreign Qualification. Do and cause to be done at all times all things necessary to (i) maintain and preserve its corporate, partnership, limited liability or trust existence; (ii) be, and ensure that it is, duly qualified to do business and in good standing as a foreign entity in each jurisdiction where the character of its properties or the nature of its business makes such qualification necessary and where the failure to so qualify would be reasonably expected to result in a Lease Material Adverse Effect; and (iii) comply with all Contractual Obligations and Requirements of Law binding upon it, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to result in a Lease Material Adverse Effect.
8.2.    Books, Records, Inspections and Access to Information.
(a)    Maintain complete and accurate books and records with respect to the Lease Vehicles leased by it under this Agreement and the other Series 2010-3 Collateral;
(b)    At any time and from time to time during regular business hours, upon reasonable prior notice from the Lessor, the Trustee or the HVF II Trustee (acting upon the written direction of the HVF II Required Series Noteholders with respect to any HVF II Series of Group II Notes), permit the Lessor, the Trustee or the HVF II Trustee (or such other person who may be designated from time to time by the Lessor, the Trustee or the HVF II Trustee) to examine and make copies of such books, records and documents in the possession or under the control of such Lessee relating to the Lease Vehicles leased by it under this Agreement and the other Series 2010-3 Collateral;
(c)    Permit any of the Lessor, the Trustee, the HVF II Trustee (acting upon the written direction of the HVF II Required Series Noteholders with respect to any HVF II Series of Group II Notes) or the Collateral Agent (or such other person who may be designated from time to time by any of the Lessor, the Trustee, the HVF II Trustee or the Collateral Agent) to visit the office and properties of such Lessee for the purpose of examining such materials, and to discuss matters relating to the Lease Vehicles leased by such Lessee under this Agreement with such Lessee’s independent public accountants or with any of the Authorized Officers of such Lessee having knowledge of such matters, all at such reasonable times and as often as the Lessor, the Trustee or the Collateral Agent may reasonably request;
(d)    Upon the request of the Lessor, the Trustee or the HVF II Trustee (acting upon the written direction of the HVF II Required Series Noteholders with respect to any HVF II Series of Group II Notes) from time to time, make reasonable efforts (but not disrupt the ongoing normal course rental of Lease Vehicles to customers) to confirm to the Lessor, the Trustee and/or the HVF II Trustee the location and mileage (as recorded in the Master Servicer’s computer systems) of each Lease Vehicle leased by such Lessee hereunder and to make available for the Lessor’s, the Trustee’s and/or the HVF II Trustee’s inspection within a reasonable time period such Lease Vehicle at the location where such Lease Vehicle is then domiciled; and
(e)    During normal business hours and with prior notice of at least three (3) Business Days, make its records pertaining to the Lease Vehicles leased by such Lessee hereunder available to the Lessor, the Trustee or the HVF II Trustee (acting upon the written direction of the HVF II Required Series Noteholders with respect to any HVF II Series of Group II Notes) for inspection at the location or locations where such Lessee’s records are normally domiciled;
provided that, in each case, the Lessor agrees that it will not disclose any information obtained pursuant to this Section 8.2 that is not otherwise publicly available without the prior approval of such Lessee, except that the Lessor may disclose such information (x) to its officers, employees, attorneys and advisors, in each case on a confidential and need-to-know basis, and (y) as required by applicable law or compulsory legal process.
8.3.    ERISA. Comply with the minimum funding standards under ERISA with respect to its Plans and use its best efforts to comply in all material respects with all other applicable provisions of ERISA and the regulations and interpretations promulgated thereunder.
8.4.    Merger. Not merge or consolidate with or into any other Person unless (i) a Lessee is the surviving entity of such merger or consolidation or (ii) the surviving entity of such merger or consolidation expressly assumes such Lessee’s obligations under this Agreement.
8.5.    Reporting Requirements. Furnish, or cause to be furnished to the Lessor and the Trustee:
(i)    within 120 days after the end of each of its fiscal years, copies of the Annual Report on Form 10‑K filed by Hertz with the SEC or, if Hertz is not a reporting company, information equivalent to that which would be required to be included in the financial statements contained in such an Annual Report if it were a reporting company, including consolidated financial statements consisting of a balance sheet of Hertz and its consolidated subsidiaries as at the end of such fiscal year and statements of income, stockholders’ equity and cash flows of Hertz and its consolidated subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year (if applicable), certified by and containing an opinion, unqualified as to scope, of a firm of independent certified public accountants of nationally recognized standing selected by Hertz and acceptable to the Lessor and the Trustee;
(ii)    within sixty (60) days after the end of each of the first three quarters of each of its fiscal years, copies of the Quarterly Report on Form 10‑Q filed by Hertz with the SEC or, if Hertz is not a reporting company, information equivalent to that which would be required to be included in the financial statements contained in such a Quarterly Report if it were a reporting company, including (x) financial statements consisting of consolidated balance sheets of Hertz and its consolidated subsidiaries as at the end of such quarter and statements of income, stockholders’ equity and cash flows of Hertz and its consolidated subsidiaries for each such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year (if applicable), all in reasonable detail and certified (subject to normal year-end audit adjustments) by a senior financial officer of Hertz as having been prepared in accordance with GAAP;
(iii)    simultaneously with the delivery of the Annual Report on Form 10‑K (or equivalent information) referred to in (i) above and the Quarterly Report on Form 10‑Q (or equivalent information) referred to in (ii) above, an Officer’s Certificate of Hertz, as Lessee, stating whether, to the knowledge of such officer, there exists on the date of the certificate any condition or event that then constitutes, or that after notice or lapse of time or both would constitute, a Potential Operating Lease Event of Default or Operating Lease Event of Default, and, if any such condition or event exists, specifying the nature and period of existence thereof and the action of the Lessee is taking and proposes to take with respect thereto;
(iv)    promptly after becoming aware thereof, (a) notice of the occurrence of any Potential Operating Lease Event of Default or Operating Lease Event of Default, together with a written statement of an Authorized Officer of such Lessee describing such event and the action that such Lessee proposes to take with respect thereto, and (b) notice of any Series 2010-3 Amortization Event;

(v)    promptly after obtaining actual knowledge thereof, notice of any Series 2010-3 Manufacturer Event of Default or termination of a Series 2010-3 Manufacturer Program; and
(vi)    promptly after any Authorized Officer of such Lessee becomes aware of the occurrence of any Reportable Event (other than a reduction in active Plan participants) with respect to any Plan of such Lessee, a certificate signed by an Authorized Officer of such Lessee setting forth the details as to such Reportable Event and the action that such Lessee is taking and proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation.
The financial data that shall be delivered to the Lessor and the Trustee pursuant to this Section 8.5 shall be prepared in conformity with GAAP.
Notwithstanding the foregoing, if any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of such Lessee’s accountants not being “independent” (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), such Lessee may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information, provided that such Lessee shall in any event be required to make or cause to be made such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this Section 8.5.
Documents, reports, notices or other information required to be furnished or delivered pursuant to this Section 8.5 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which any Lessee posts such documents, or provides a link thereto on Hertz’s or any Parent Entity’s website (or such other website address as any Lessee may specify by written notice to the Lessor and the Trustee from time to time) or (ii) on which such documents are posted on Hertz’s or any Parent Entity’s behalf on an internet or intranet website to which the Lessor and the Trustee have access (whether a commercial, government or third-party website or whether sponsored by or on behalf of the Trustee).
9.    DEFAULT AND REMEDIES THEREFOR.
9.1.    Events of Default. Any one or more of the following will constitute an event of default (an “Operating Lease Event of Default”) as that term is used herein:
9.1.1.    there occurs a default in the payment of any Rent or other amount payable by any Lessee under this Agreement that continues for a period of five (5) consecutive Business Days;

9.1.2.    any unauthorized assignment or transfer of this Agreement by any Lessee occurs;
9.1.3.    the failure, in any material respect, of any Lessee to maintain, or cause to be maintained, insurance as required in Section 5.1.2;
9.1.4.    the failure of any Lessee to observe or perform any other covenant, condition, agreement or provision hereof, including, but not limited to, usage, and maintenance that in any such case has a Lease Material Adverse Effect, and such default continues for more than thirty (30) consecutive days after the earlier of the date written notice thereof is delivered by the Lessor or the Trustee to such Lessee or an Authorized Officer of such Lessee has actual knowledge thereof;
9.1.5.    if (i) any representation or warranty made by any Lessee herein is inaccurate or incorrect or is breached or is false or misleading as of the date of the making thereof or any schedule, certificate, financial statement, report, notice, or other writing furnished by or on behalf of any Lessee to the Lessor or the Trustee (excluding, for the avoidance of doubt, any schedule, certificate, financial statement, report, notice, or other writing furnished by or on behalf of any Lessee under or in connection with any Series of Notes of any Other Segregated Series of Notes) is false or misleading on the date as of which the facts therein set forth are stated or certified, (ii) such inaccuracy, breach or falsehood has a Lease Material Adverse Effect on the Lessor, and (iii) the circumstance or condition in respect of which such representation, warranty or writing was inaccurate, incorrect, breached, false or misleading, as the case may be, shall not have been eliminated or otherwise cured for thirty (30) consecutive days after the earlier of (x) the date of the receipt of written notice thereof from the Lessor or the Trustee to the applicable Lessee and (y) the date an Authorized Officer of the applicable Lessee learns of such circumstance or condition;
9.1.6.    any of (i) an Event of Bankruptcy occurs with respect to the Hertz Guarantor; (ii) an Event of Bankruptcy (excluding clause (a) of the definition of Event of Bankruptcy) occurs with respect to any Lessee and continues for a period of ten (10) consecutive Business Days; or (iii) an Event of Bankruptcy occurs (excluding clauses (b) and (c) of the definition of Event of Bankruptcy) with respect to any Lessee;
9.1.7.    this Agreement or any portion thereof ceases to be in full force and effect (other than in accordance with its terms or as otherwise expressly permitted in the Series 2010-3 Related Documents) or a proceeding shall be commenced by any Lessee to establish the invalidity or unenforceability of this Agreement, in each case other than with respect to any Lessee that at such time is not leasing any Lease Vehicles hereunder;
9.1.8.    a Servicer Default occurs; or
9.1.9.    an HVF II Group II Liquidation Event occurs with respect to all HVF II Group II Notes.

9.2.    Effect of Operating Lease Event of Default. If any Operating Lease Event of Default set forth in Sections 9.1.1, 9.1.2, 9.1.6, 9.1.7 or 9.1.9 shall occur and be continuing, the Lessee’s right of possession with respect to any Lease Vehicles leased hereunder shall be subject to the Lessor’s option to terminate such right as set forth in Sections 9.3 and 9.4.
9.3.    Rights of Lessor Upon Operating Lease Event of Default.
9.3.1.    If an Operating Lease Event of Default shall occur and be continuing, then the Lessor may proceed by appropriate court action or actions, either at law or in equity, to enforce performance by any Lessee of the applicable covenants and terms of this Agreement or to recover damages for the breach hereof calculated in accordance with Section 9.5.
9.3.2.    If any Operating Lease Event of Default set forth in Sections 9.1.1, 9.1.2, 9.1.6, 9.1.7 or 9.1.9 shall occur and be continuing, then (i) the Lessor shall have the right (a) to terminate any Lessee’s rights of possession hereunder of all or a portion of the Lease Vehicles leased hereunder by such Lessee, (b) to take possession of all or a portion of the Lease Vehicles leased by any Lessee hereunder, (c) to peaceably enter upon the premises of any Lessee or other premises where Lease Vehicles may be located and take possession of all or a portion of the Lease Vehicles and thenceforth hold, possess and enjoy the same free from any right of any Lessee, or its successors or assigns, and to use such Lease Vehicles for any purpose whatsoever and (d) to direct delivery by the Master Servicer of the Certificates of Title for all or a portion of the Lease Vehicles and (ii) the Lessees, at the request of the Lessor or the Trustee acting at the direction of the HVF II Group II Requisite Investors, shall return or cause to be returned all Lease Vehicles to the Lessor or the Trustee as the case may be; provided that, the Trustee’s exercise of remedies shall be subject to Section 9.4(e).
9.3.3.    Each and every power and remedy hereby specifically given to the Lessor will be in addition to every other power and remedy hereby specifically given or now or hereafter existing at law, in equity or in bankruptcy and each and every power and remedy may be exercised from time to time and simultaneously and as often and in such order as may be deemed expedient by the Lessor; provided, however, that the measure of damages recoverable against such Lessee will in any case be calculated in accordance with Section 9.5. All such powers and remedies will be cumulative, and the exercise of one will not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Lessor in the exercise of any such power or remedy and no renewal or extension of any payments due hereunder will impair any such power or remedy or will be construed to be a waiver of any default or any acquiescence therein. Any extension of time for payment hereunder or other indulgence duly granted to any Lessee will not otherwise alter or affect the Lessor’s rights or the obligations hereunder of such Lessee. The Lessor’s acceptance of any payment after it will have become due hereunder will not be deemed to alter or affect the Lessor’s rights hereunder with respect to any subsequent payments or defaults therein.

9.4.    HVF II Group II Liquidation Event and Non-Performance of Certain Covenants.
(a)    Subject to Section 9.4(e), if an HVF II Group II Liquidation Event shall have occurred and be continuing, the Trustee and HVF II Trustee shall have the rights against each Lessee and the Series 2010-3 Collateral provided in the Series 2010-3 Supplement, the HVF II Group II Supplement and the Collateral Agency Agreement upon an HVF II Group II Liquidation Event, including, in each case, the right (i) to terminate any Lessee’s rights of possession hereunder of all or a portion of the Lease Vehicles leased hereunder by such Lessee, (ii) to take possession of all or a portion of the Lease Vehicles leased by any Lessee hereunder, (iii) to peaceably enter upon the premises of any Lessee or other premises where Lease Vehicles may be located and take possession of all or a portion of the Lease Vehicles and thenceforth hold, possess and enjoy the same free from any right of any Lessee, or its successors or assigns, and to use such Lease Vehicles for any purpose whatsoever and (iv) to direct delivery by the Master Servicer of the Certificates of Title for all or a portion of the Lease Vehicles.
(b)    Subject to Section 9.4(e), during the continuance of an HVF II Group II Liquidation Event, the Master Servicer shall return any or all Lease Vehicles that are Series 2010-3 Program Vehicles to the related Manufacturers in accordance with the instructions of the Lessor. To the extent any Manufacturer fails to accept any such Series 2010-3 Program Vehicles under the terms of the applicable Series 2010-3 Manufacturer Program, the Lessor shall have the right to otherwise dispose of such Series 2010-3 Program Vehicles and to direct the Master Servicer to dispose of such Series 2010-3 Program Vehicles in accordance with its instructions.
(c)    Notwithstanding the exercise of any rights or remedies pursuant to this Section 9.4, the Lessor will, nevertheless, have a right to recover from such Lessee any and all amounts (for the avoidance of doubt, as limited by Section 9.5) as may be then due.
(d)    In addition, following the occurrence of an HVF II Group II Liquidation Event, the Lessor shall have all of the rights, remedies, powers, privileges and claims vis-a-vis each Lessee, necessary or desirable to allow the Trustee to exercise the rights, remedies, powers, privileges and claims given to the Trustee pursuant to Section 10.2 of the Series 2010-3 Supplement, and each Lessee acknowledges that it has hereby granted to the Lessor all such rights, remedies, powers, privileges and claims granted by the Lessor to the Trustee pursuant to Article X of the Series 2010-3 Supplement and that the Trustee may act in lieu of the Lessor in the exercise of all such rights, remedies, powers, privileges and claims.
(e)    The Trustee may only take possession of or exercise any of the rights or remedies specified in this Agreement, with respect to such number of Lease Vehicles necessary to generate disposition proceeds in an aggregate amount sufficient to pay each HVF II Series of Group II Notes with respect to which an HVF II Group II Liquidation Event is then continuing as set forth in the related HVF II Group II Supplement, taking into account the receipt of proceeds of all other vehicles being disposed of that have been pledged to secure such HVF II Series of Group II Notes.
9.5.    Measure of Damages. If an Operating Lease Event of Default or HVF II Group II Liquidation Event occurs and the Lessor or the Trustee exercises the remedies granted to the Lessor or the Trustee under this Section 9 or Section 10.2 of the Series 2010-3 Supplement, the amount that the Lessor shall be permitted to recover from any Lessee as payment shall be equal to:
(i)    all Rent for each Lease Vehicle leased by such Lessee hereunder to the extent accrued and unpaid as of the earlier of the date of the return to the Lessor of such Lease Vehicle or disposition by the Master Servicer of such Lease Vehicle in accordance with the terms of this Agreement and all other payments payable under this Agreement by such Lessee, accrued and unpaid as of such date; plus
(ii)    any reasonable out-of-pocket damages and expenses, including reasonable attorneys’ fees and expenses that the Lessor or the Trustee will have sustained by reason of such an Operating Lease Event of Default or HVF II Group II Liquidation Event, together with reasonable sums for such attorneys’ fees and such expenses as will be expended or incurred in the seizure, storage, rental or sale of the Lease Vehicles leased by such Lessee hereunder or in the enforcement of any right or privilege hereunder or in any consultation or action in such connection, in each case to the extent reasonably attributable to such Lessee; plus
(iii)    interest from time to time on amounts due from such Lessee and unpaid under this Agreement at the one-month LIBOR Rate plus 1.0% computed from the date of such an Operating Lease Event of Default or HVF II Group II Liquidation Event or the date payments were originally due to the Lessor by such Lessee under this Agreement or from the date of each expenditure by the Lessor or the Trustee, as applicable, that is recoverable from such Lessee pursuant to this Section 9, as applicable, to and including the date payments are made by such Lessee.
9.6.    Servicer Default. Any of the following events will constitute a default of the Master Servicer (“Servicer Default”) as that term is used herein:
(i)    the failure of the Master Servicer to comply with or perform any provision of this Agreement or any other Series 2010-3 Related Document that has a Lease Material Adverse Effect with respect to the Master Servicer, the Lessor or any Lessee, and such default continues for more than thirty (30) days after the earlier of the date written notice is delivered by the Lessor or the Trustee to the Master Servicer or an Authorized Officer of the Master Servicer has actual knowledge thereof;
(ii)    an Event of Bankruptcy occurs with respect to the Master Servicer;
(iii)    the failure of the Master Servicer to make any payment when due from it hereunder or under any of the other Series 2010-3 Related Documents or to deposit any Collections received by it into a Collateral Account when required under the Series 2010-3 Related Documents and, in each case, such failure continues for five (5) Business Days after the earlier of (a) the date written notice is delivered by the Lessor or the Trustee to the Master Servicer or (b) an Authorized Officer of the Master Servicer has actual knowledge thereof, except to the extent that failure to remain in such compliance would not reasonably be expected to result in a Lease Material Adverse Effect with respect to the Lessor; or
(iv)    if (I) any representation or warranty made by the Master Servicer relating to the Series 2010-3 Collateral in any Series 2010-3 Related Document is inaccurate or incorrect or is breached or is false or misleading as of the date of the making thereof or any schedule, certificate, financial statement, report, notice, or other writing relating to the Series 2010-3 Collateral furnished by or on behalf of the Master Servicer to the Lessor or the Trustee pursuant to any Series 2010-3 Related Document is false or misleading on the date as of which the facts therein set forth are stated or certified, (II) such inaccuracy, breach or falsehood has a Lease Material Adverse Effect with respect to the Lessor, and (III) the circumstance or condition in respect of which such representation, warranty or writing was inaccurate, incorrect, breached, false or misleading, as the case may be, shall not have been eliminated or otherwise cured for thirty (30) days after the earlier of (x) the date of the receipt of written notice thereof from the Lessor or the Trustee to the Master Servicer and (y) the date an Authorized Officer of the Master Servicer has actual knowledge of such circumstance or condition.
In the event of a Servicer Default, the Trustee, acting pursuant to Section 9.22(d) of the Series 2010-3 Supplement, shall have the right to replace the Master Servicer as servicer.
9.7.    Application of Proceeds. The proceeds of any sale or other disposition pursuant to Section 9.2 or Section 9.3 shall be applied by the Lessor in its discretion as the Lessor deems appropriate.
10.    CERTIFICATION OF TRADE OR BUSINESS USE. Each Lessee hereby warrants and certifies, under penalties of perjury, that it intends to use the Lease Vehicles that are subject to this Agreement in connection with its trade or business.
11.    GUARANTY.
11.1.    Guaranty. In order to induce the Lessor to execute and deliver this Agreement and to lease Lease Vehicles hereunder to the Lessees, and in consideration thereof, the Guarantor hereby (i) unconditionally and irrevocably guarantees to the Lessor the obligations of each of the Lessees to make any payments required to be made by them under this Agreement, (ii) agrees to cause each Lessee to duly and punctually perform and observe all of the terms, conditions, covenants, agreements and indemnities applicable to such Lessee under this Agreement, and (iii) agrees that, if for any reason whatsoever, any Lessee fails to so perform and observe such terms, conditions, covenants, agreements and indemnities, the Guarantor will duly and punctually perform and observe the same (the obligations referred to in clauses (i) through (iii) above are collectively referred to as the “Guaranteed Obligations”). The liabilities and obligations of the Guarantor under the guaranty contained in this Section 11 (this “Guaranty”) will be absolute and unconditional under all circumstances. The Guaranty is a guaranty of payment and not of collection.
11.2.    Scope of Guarantor’s Liability. The Guarantor’s obligations under this Guaranty are independent of the obligations of the Lessees, any other guarantor or any other Person, and the Lessor may enforce any of its rights hereunder independently of any other right or remedy that the Lessor may at any time hold with respect to this Agreement or any security or other guaranty therefor. Without limiting the generality of the foregoing, the Lessor may bring a separate action against the Guarantor under this Guaranty without first proceeding against any of the Lessees, any other guarantor or any other Person, or any security held by the Lessor, and regardless of whether the Lessees or any other guarantor or any other Person is joined in any such action. The Guarantor’s liability under this Guaranty shall at all times remain effective with respect to the full amount due from the Lessees hereunder. The Lessor’s rights hereunder shall not be exhausted by any action taken by the Lessor until all Guaranteed Obligations have been fully paid and performed.
11.3.    Lessor’s Right to Amend; Assignment of Lessor’s Rights in Guaranty. The Guarantor authorizes the Lessor, at any time and from time to time without notice and without affecting the liability of the Guarantor under this Guaranty, to: (a) accept new or additional instruments, documents, agreements, security or guaranties in connection with all or any part of the Guaranteed Obligations; (b) accept partial payments on the Guaranteed Obligations; (c) release any Lessee, any guarantor or any other Person from any personal liability with respect to all or any part of the Guaranteed Obligations; and (d) assign its rights under this Guaranty in whole or in part to the Collateral Agent and the Trustee.

11.4.    Waiver of Certain Rights by Guarantor. The Guarantor hereby waives each of the following to the fullest extent allowed by law:
(a)    any defense to its obligations under this Guaranty based upon:

1.	the unenforceability or invalidity of any security or other guaranty for the Guaranteed Obligations or the lack of perfection or failure of priority of any security for the Guaranteed Obligations;

2.
any act or omission of the Lessor or any other Person (other than a defense of payment or performance) that directly or indirectly results in the discharge or release of any of the Lessees or any other Person or any of the Guaranteed Obligations or any security therefor; provided that, the Guarantor’s liability in respect of this Guaranty shall be released to the extent the Lessor expressly releases such Lessee or other Person, in a writing conforming to the requirements of Section 22, from any Guaranteed Obligations; or

3.
any disability or any other defense of any Lessee or any other Person with respect to the Guaranteed Obligations (other than a defense of payment or performance), whether consensual or arising by operation of law or any bankruptcy, insolvency or debtor-relief proceeding, or from any other cause;

(b)    any right (whether now or hereafter existing) to require the Lessor, as a condition to the enforcement of this Guaranty, to:

1.	give notice to the Guarantor of the terms, time and place of any public or private sale of any security for the Guaranteed Obligations; or

2.	proceed against any Lessee, any other guarantor or any other Person, or proceed against or exhaust any security for the Guaranteed Obligations;
(c)    presentment, demand, protest and notice of any kind, including without limitation notices of default and notice of acceptance of this Guaranty;
(d)    all suretyship defenses and rights of every nature otherwise available under New York law and the laws of any other jurisdiction;
(e)    any right that the Guarantor has or may have to set-off with respect to any right to payment from any Lessee; and
(f)    all other rights and defenses the assertion or exercise of which would in any way diminish the liability of the Guarantor under this Guaranty (other than a defense of payment or performance).

(g)    Except as provided in Section 11.7, nothing express or implied in this Guaranty shall give any Person other than the Lessees, the Lessor, the Trustee, the Collateral Agent and the Guarantor any benefit or any legal or equitable right, remedy or claim under this Guaranty.
11.5.    Guarantor to Pay Lessor’s Expenses. The Guarantor agrees to pay to the Lessor (or the Trustee), on demand, all costs and expenses, including reasonable attorneys’ and other professional and paraprofessional fees, incurred by the Lessor (or the Trustee) in exercising any right, power or remedy conferred by this Guaranty, or in the enforcement of this Guaranty, whether or not any action is filed in connection therewith.
11.6.    Reinstatement. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment of any of the amounts payable by any Lessee under this Agreement is rescinded or must otherwise be restored or returned by the Lessor, upon an event of bankruptcy, dissolution, liquidation or reorganization of any Lessee or the Guarantor or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Lessee, the Guarantor, any other guarantor or any other Person, or any substantial part of their respective property, or otherwise, all as though such payment had not been made.

11.7.    Third-Party Beneficiaries. The Guarantor acknowledges that the Trustee has accepted the assignment of the Lessor’s rights under this Agreement and that the Trustee (for the benefit of the Series 2010-3 Noteholder and its assigns) shall be a third-party beneficiary under this Guaranty.
12.    ADDITIONAL LESSEES. Any Affiliate of the Guarantor (each, a “Permitted Lessee”) shall have the right to become a “Lessee” under and pursuant to the terms of this Agreement by complying with the provisions of this Section 12. If a Permitted Lessee desires to become a “Lessee” under this Agreement, then the Guarantor and such Permitted Lessee shall execute (if appropriate) and deliver to the Lessor and the Trustee:
12.1.    a Joinder in Lease Agreement substantially in the form attached hereto as Annex A (each, an “Affiliate Joinder in Lease”);
12.2.    the certificate of incorporation or other organizational documents for such Permitted Lessee, duly certified by the Secretary of State of the jurisdiction of such Permitted Lessee’s incorporation or formation, together with a copy of the by-laws or other organizational documents of such Permitted Lessee, duly certified by a Secretary or Assistant Secretary or other Authorized Officer of such Permitted Lessee;
12.3.    copies of resolutions of the Board of Directors or other authorizing action of such Permitted Lessee authorizing or ratifying the execution, delivery and performance, respectively, of those documents and matters required of it with respect to this Agreement, duly certified by the Secretary or Assistant Secretary or other Authorized Officer of such Permitted Lessee;
12.4.    a certificate of the Secretary or Assistant Secretary or other Authorized Officer of such Permitted Lessee certifying the names of the individual or individuals authorized to sign the Affiliate Joinder in Lease and any other Series 2010-3 Related Documents to be executed by it, together with samples of the true signatures of each such individual;
12.5.    a good standing certificate for such Permitted Lessee in the jurisdiction of its organization;
12.6.    an Officer’s Certificate stating that such joinder by such Permitted Lessee complies with this Section 12 and an opinion of counsel, which may be based on an Officer’s Certificate and is subject to customary exceptions and qualifications (including, without limitation, insolvency laws and principles of equity), stating that(a) all conditions precedent set forth in this Section 12 relating to such joinder by such Permitted Lessee have been complied with and (b) upon the due authorization, execution and delivery of such Affiliate Joinder in Lease by the parties thereto, such Affiliate Joinder in Lease will be enforceable against such Permitted Lessee;
12.7.    an executed Grantor Supplement to the Collateral Agency Agreement pursuant to which such Permitted Lessee has granted a security interest in certain collateral for the benefit of the Lessor and the Collateral Agent for the benefit of the Trustee to secure such

Permitted Lessees obligations hereunder if, notwithstanding the intent of the parties to this Agreement, this Agreement is characterized by any third party as a financing arrangement or as otherwise not constituting a true lease; and
12.8.    any additional documentation that the Lessor or the Trustee may reasonably require to evidence the assumption by such Permitted Lessee of the obligations and liabilities set forth in this Agreement.
Upon satisfaction of the foregoing conditions and receipt by such Permitted Lessee of the applicable Affiliate Joinder in Lease executed by the Lessor, such Permitted Lessee shall for all purposes be deemed to be a “Lessee” for purposes of this Agreement (including, without limitation, the Guaranty which is a part of this Agreement) and shall be entitled to the benefits and subject to the liabilities and obligations of a Lessee hereunder.
13.    LIENS AND ASSIGNMENTS.
13.1.    Rights of Lessor Assigned to Trustee. Each Lessee acknowledges that the Lessor has assigned or will assign all of its rights under this Agreement to the Trustee pursuant to the Series 2010-3 Supplement. Accordingly, each Lessee agrees that:
(i)    subject to the terms of the Series 2010-3 Supplement, the Trustee shall have all the rights, powers, privileges and remedies of the Lessor hereunder and such Lessee’s obligations hereunder (including the payment of Rent and all other amounts payable hereunder) shall not be subject to any claim or defense that such Lessee may have against the Lessor (other than the defense of payment actually made) and shall be absolute and unconditional and shall not be subject to any abatement, setoff, counterclaim, deduction or reduction for any reason whatsoever. Specifically, each Lessee agrees that, upon the occurrence of an Operating Lease Event of Default or HVF II Group II Liquidation Event, the Trustee may exercise (for and on behalf of the Lessor) any right or remedy against such Lessee provided for herein and such Lessee will not interpose as a defense that such claim should have been asserted by the Lessor;
(ii)    upon the delivery by the Trustee of any notice to such Lessee stating that an Operating Lease Event of Default or an HVF II Group II Liquidation Event has occurred, such Lessee will, if so requested by the Trustee, treat the Trustee for all purposes as the Lessor hereunder and in all respects comply with all obligations under this Agreement that are asserted by the Trustee, as the Lessor hereunder, irrespective of whether such Lessee has received any such notice from the Lessor; and
(iii)    such Lessee acknowledges that pursuant to this Agreement it has agreed to make all payments of Rent hereunder (and any other payments hereunder) directly to the Trustee for deposit in the Series 2010-3 Collection Account.
13.2.    Right of the Lessor to Assign this Agreement. The Lessor shall have the right to finance the acquisition and ownership of Lease Vehicles by selling or assigning its right, title and interest in this Agreement, including, without limitation, in moneys due from any Lessee and any third party under this Agreement, to the Trustee for the benefit of the Noteholders; provided, however, that any such sale or assignment shall be subject to the rights and interest of the Lessees in the Lease Vehicles, including but not limited to the Lessees’ right of quiet and peaceful possession of such Lease Vehicles as set forth in Section 5.3 hereof, and under this Agreement.
13.3.    Limitations on the Right of the Lessees to Assign this Agreement. No Lessee shall assign this Agreement or any of its rights hereunder to any other party; provided, however, that (i) each Lessee may rent the Lease Vehicles leased by such Lessee hereunder in connection with its business and may use and sublease Lease Vehicles pursuant to Section 5.2 and (ii) each Lessee may delegate to one or more of its Affiliates the performance of any of such Lessee’s obligations as Lessee hereunder (but such Lessee shall remain fully liable for its obligations hereunder). Any purported assignment in violation of this Section 13.3 shall be void and of no force or effect. Nothing contained herein shall be deemed to restrict the right of any Lessee to acquire or dispose of, by purchase, lease, financing, or otherwise, motor vehicles that are not subject to the provisions of this Agreement.
13.4.    Liens. The Lessor may grant security interests in the Lease Vehicles leased by any Lessee hereunder without consent of any Lessee or the Guarantor. Except for Permitted Liens, each Lessee shall keep all Lease Vehicles free of all Liens arising during the Term. If on the Vehicle Operating Lease Expiration Date for any Lease Vehicle, there is a Lien on such Lease Vehicle, the Lessor may, in its discretion, remove such Lien and any sum of money that may be paid by the Lessor in release or discharge thereof, including reasonable attorneys’ fees and costs, will be paid by the Lessee of such Lease Vehicle upon demand by the Lessor.
14.    NON-LIABILITY OF LESSOR. AS BETWEEN THE LESSOR AND EACH LESSEE, ACCEPTANCE FOR LEASE OF EACH LEASE VEHICLE PURSUANT TO SECTION 2.1(d) SHALL CONSTITUTE SUCH LESSEE’S ACKNOWLEDGMENT AND AGREEMENT THAT THE LESSEE HAS FULLY INSPECTED SUCH LEASE VEHICLE, THAT SUCH LEASE VEHICLE IS IN GOOD ORDER AND CONDITION AND IS OF THE MANUFACTURE, DESIGN, SPECIFICATIONS AND CAPACITY SELECTED BY SUCH LESSEE, THAT SUCH LESSEE IS SATISFIED THAT THE SAME IS SUITABLE FOR THIS USE. EACH LESSEE ACKNOWLEDGES THAT THE LESSOR IS NOT A MANUFACTURER OR AGENT THEREOF OR PRIMARILY ENGAGED IN THE SALE OR DISTRIBUTION OF LEASE VEHICLES. EACH LESSEE ACKNOWLEDGES THAT THE LESSOR MAKES NO REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED IN ANY SUCH CASE, AS TO THE FITNESS, SAFENESS, DESIGN, MERCHANTABILITY, CONDITION, QUALITY, DURABILITY, SUITABILITY, CAPACITY OR WORKMANSHIP OF THE LEASE VEHICLES IN ANY RESPECT OR IN CONNECTION WITH OR FOR ANY PURPOSES OR USES OF ANY LESSEE AND MAKES NO REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED IN ANY SUCH CASE, THAT THE LEASE VEHICLES WILL SATISFY THE REQUIREMENTS OF ANY LAW OR ANY CONTRACT SPECIFICATION, AND AS BETWEEN THE LESSOR AND EACH LESSEE, SUCH LESSEE AGREES TO BEAR ALL SUCH RISKS AT ITS SOLE COST AND EXPENSE. EACH LESSEE SPECIFICALLY WAIVES ALL RIGHTS TO MAKE CLAIMS AGAINST THE LESSOR AND ANY LEASE VEHICLE FOR BREACH OF ANY WARRANTY OF ANY KIND WHATSOEVER, AND EACH LESSEE LEASES EACH LEASE VEHICLES “AS IS.” UPON THE LESSOR’S ACQUISITION OF ANY LEASE VEHICLE IDENTIFIED ON ANY LEASE VEHICLE ACQUISITION SCHEDULE, LESSOR SHALL IN NO WAY BE LIABLE FOR ANY DIRECT OR INDIRECT DAMAGES OR INCONVENIENCE RESULTING FROM ANY DEFECT IN OR LOSS, THEFT, DAMAGE OR DESTRUCTION OF ANY LEASE VEHICLE OR OF THE CARGO OR CONTENTS THEREOF OR THE TIME CONSUMED IN RECOVERY REPAIRING, ADJUSTING, SERVICING OR REPLACING THE SAME AND THERE SHALL BE NO ABATEMENT OR APPORTIONMENT OF RENTAL AT SUCH TIME. THE LESSOR SHALL NOT BE LIABLE FOR ANY FAILURE TO PERFORM ANY PROVISION HEREOF RESULTING FROM FIRE OR OTHER CASUALTY, NATURAL DISASTER, RIOT OR OTHER CIVIL UNREST, WAR, TERRORISM, STRIKE OR OTHER LABOR DIFFICULTY, GOVERNMENTAL REGULATION OR RESTRICTION, OR ANY CAUSE BEYOND THE LESSOR’S DIRECT CONTROL. IN NO EVENT SHALL THE LESSOR BE LIABLE FOR ANY INCONVENIENCES, LOSS OF PROFITS OR ANY OTHER SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHATSOEVER OR HOWSOEVER CAUSED (INCLUDING RESULTING FROM ANY DEFECT IN OR ANY THEFT, DAMAGE, LOSS OR FAILURE OF ANY LEASE VEHICLE).
15.    NO PETITION. Each Lessee and the Master Servicer hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all of the Indenture Notes, it will not institute against, or join with, encourage or cooperate with any other Person in instituting against the Lessor or the Intermediary, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. In the event that any Lessee or the Master Servicer takes action in violation of this Section 15, the Lessor or the Intermediary, as the case may be, agrees, for the benefit of the Indenture Noteholders, that it shall file an answer with the bankruptcy court or otherwise properly contest the filing of such a petition by such Lessee or the Master Servicer, as the case may be, against it or the commencement of such action and raise the defense that such Lessee or the Master Servicer, as the case may be, has agreed in writing not to take such action and should be estopped and precluded therefrom. The provisions of this Section 15 shall survive the termination of this Agreement.
16.    SUBMISSION TO JURISDICTION. The Lessor and the Trustee may enforce any claim arising out of this Agreement in any state or federal court having subject matter jurisdiction, including, without limitation, any state or federal court located in the State of New York. For the purpose of any action or proceeding instituted with respect to any such claim, each Lessee hereby irrevocably submits to the jurisdiction of such courts. Each Lessee further irrevocably consents to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to such Lessee and agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to it. Nothing herein contained shall affect the right of the Trustee and the Lessor to serve process in any other manner permitted by law or preclude the Lessor or the Trustee from bringing an action or proceeding in respect hereof in any other country, state or place having jurisdiction over such action. Each Lessee hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court located in the State of New York and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.
17.    GOVERNING LAW. THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAW.
18.    JURY TRIAL. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT TO WHICH IT IS A PARTY, OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED TRANSACTION, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
19.    NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party, addressed to it, at its address or telephone number set forth on the signature pages below, or at such other address or telephone number as such party may hereafter specify for the purpose by notice to the other party. Copies of notices, requests and other communications delivered to the Trustee, any Lessee and/or the Lessor pursuant to the foregoing sentence shall be sent to the following addresses:
TRUSTEE:
Deutsche Bank Trust Company Americas
60 Wall Street, 16th Fl
MS NYC 60-1625
New York, NY 10005
Attn: Corporate Trust and Agency Group
Phone: (212) 250-2894
Fax: (212) 553-2462

LESSOR:
225 Brae Boulevard
Park Ridge, NJ 07656
Attention: Treasury Department
Telephone: (201) 307-2000
Fax: (201) 307-2746
LESSEES:
225 Brae Boulevard
Park Ridge, NJ 07656
Attention: Treasury Department
Telephone: (201) 307-2000
Fax: (201) 307-2746
Each such notice, request or communication shall be effective when received at the address specified below. Copies of all notices must be sent by first class mail promptly after transmission by facsimile.
20.    ENTIRE AGREEMENT. This Agreement and the other agreements specifically referenced herein constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement, together with the Series 2010-3 Manufacturer Programs, the Lease Vehicle Acquisition Schedules, the Intra-Lease Lessee Transfer Schedules, the Inter-Lease Reallocation Schedules and any other related documents attached to this Agreement (including, for the avoidance of doubt, all related joinders, exhibits, annexes, schedules, attachments and appendices), in each case solely to the extent to which such Series 2010-3 Manufacturer Programs, schedules and documents relate to Lease Vehicles will constitute the entire agreement regarding the leasing of Lease Vehicles by the Lessor to each Lessee.
21.    MODIFICATION AND SEVERABILITY. The terms of this Agreement (other than the definition of “Special Term”, which may be modified by a written notice signed by each Lessee and delivered to the Lessor, the Master Servicer and the Trustee) will not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever unless the same shall be in writing and signed and delivered by the Lessor, the Master Servicer and each Lessee, subject to any restrictions on such waivers, alterations, modifications, amendments, supplements or terminations set forth in the Series 2010-3 Supplement. If any part of this Agreement is not valid or enforceable according to law, all other parts will remain enforceable. The Master Servicer shall provide a copy of each amendment, supplement or other modification to this Agreement to the Trustee in accordance with the notice provisions hereof not later than ten (10) days after to the execution thereof by the Lessor, the Master Servicer, the Lessees and the Guarantor. For the avoidance of doubt, the execution and/or delivery of and/or performance under any Affiliate Joinder in Lease, Lease Vehicle Acquisition Schedule, Inter-Lease Reallocation Schedule or Intra-Lease Lessee Transfer Schedule shall not constitute a waiver, alteration, modification, supplement or termination to or of this Agreement.
22.    SURVIVABILITY. In the event that, during the term of this Agreement, any Lessee becomes liable for the payment or reimbursement of any obligations, claims or taxes pursuant to any provision hereof, such liability will continue, notwithstanding the expiration or termination of this Agreement, until all such amounts are paid or reimbursed by or on behalf of such Lessee.
23.    HEADINGS. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.
24.    EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement.
25.    ELECTRONIC EXECUTION. This Agreement (including, for the avoidance of doubt, any joinder, schedule, annex, exhibit or other attachment hereto) may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each party hereto. The words “execution,” “signed,” “signature,” and words of like import in this Agreement (including, for the avoidance of doubt, any joinder, schedule, annex, exhibit or other attachment hereto) or in any amendment or other modification hereof (including, without limitation, waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be.
26.    LESSEE TERMINATION AND RESIGNATION. With respect to any Lessee except for Hertz, upon such Lessee (the “Resigning Lessee”) delivering irrevocable written notice to the Lessor and Master Servicer that such Resigning Lessee desires to resign its role as a “Lessee” hereunder (such notice, substantially in the form attached as Exhibit A hereto, a “Lessee Resignation Notice”), such Resigning Lessee shall immediately cease to be a “Lessee” hereunder, and, upon such occurrence, event or condition, the Lessor and Master Servicer shall be deemed to have released, waived, remised, acquitted and discharged such Resigning Lessee and such Resigning Lessee’s directors, officers, employees, managers, shareholders and members of and from any and all claims, expenses, damages, costs and liabilities arising or accruing in relation to such Resigning Lessee on or after the delivery of such Lessee Resignation Notice to the Lessor and Master Servicer (the time of such delivery, the “Lessee Resignation Notice Effective Date”); provided that, as a condition to such release and discharge, the Resigning Lessee shall pay to the Lessor all payments due and payable with respect to each Lease Vehicle leased by Resigning Lessee hereunder, including without limitation any payment listed under Sections 4.7.1 and 4.7.2, as applicable to each such Lease Vehicle, as of the Lessee Resignation Notice Effective Date; provided further that, the Resigning Lessee shall return or reallocate all Lease Vehicles at the direction of the Master Servicer in accordance with Section 2.4; provided further that, with respect to any Resigning Lessee, such Resigning Lessee shall not be released or otherwise relieved under this Section 26 from any claim, expense, damage, cost or liability arising or accruing prior to the Lessee Resignation Notice Effective Date with respect to such Resigning Transferor.

27.    THIRD-PARTY BENEFICIARIES. The parties hereto acknowledge that the Trustee (for the benefit of the Series 2010-3 Noteholder and its assigns), the HVF II Trustee (for the benefit of the HVF II Group II Noteholders) and the Collateral Agent (for the benefit of the Trustee) shall be third-party beneficiaries hereunder.
28.    Indemnification of the Trustee.  Hertz, as a Lessee and as Guarantor, agrees to indemnify and hold harmless the Trustee and the Trustee’s officers, directors, agents and employees against any and all claims, demands and liabilities of whatsoever nature, and all costs and expenses, relating to or in any way arising out of:  (i) any acts or omissions of any Lessee pursuant to this Lease and (ii) the Trustee’s appointment under the Base Indenture and the Trustee’s performance of its obligations thereunder, or any document pertaining to any of the foregoing to which the Trustee is a signatory, including, but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, in each case with respect to the Group VII Series of Notes, the Series 2010-3 Collateral, the Group VII Master Collateral and any Series 2010-3 Related Documents with respect to any Group VII Series of Notes; provided, however, Hertz, as a Lessee or as Guarantor, shall have no duty to indemnify the Trustee, or any other Indemnified Person pursuant to this Section 28, to the extent such claim, demand, liability, cost or expense arises out of or is due to the Trustee’s or such Indemnified Person’s gross negligence or willful misconduct.  Any such indemnification shall not be payable from the assets of the Lessor.  The provisions of this indemnity shall run directly to and be enforceable by the Trustee or any other Indemnified Person subject to the limitations hereof.  The indemnification provided for in this Section 28 shall be in addition to any other indemnities available to the Trustee and shall survive the termination of the duties of the Lessees hereunder and the termination of this Lease or a document to which the Trustee is a signatory or the resignation or removal of the Trustee.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused it to be executed by their respective officers thereunto duly authorized as of the day and year first above written.
LESSOR:
RENTAL CAR FINANCE CORP.
By: /s/ R. Scott Massengill_____________________
     Name: R. Scott Massengill
     Title: Assistant Treasurer
Address:    225 Brae Boulevard
    Park Ridge, NJ 07656
Attention:    Treasury Department
Telephone:    (201) 307-2000
Fax:    (201) 307-2746
LESSEE AND SERVICER:
DTG OPERATIONS, INC.
By: /s/ R. Scott Massengill_____________________
     Name: R. Scott Massengill
     Title: Assistant Treasurer
Address:    225 Brae Boulevard
    Park Ridge, NJ 07656
Attention:    Treasury Department
Telephone:    (201) 307-2000
Fax:    (201) 307-2746

LESSEE AND GUARANTOR:
THE HERTZ CORPORATION
By: /s/ R. Scott Massengill_____________________
     Name: R. Scott Massengill
     Title: Senior Vice President and Treasurer
Address:    225 Brae Boulevard
    Park Ridge, NJ 07656
Attention:    Treasury Department
Telephone:    (201) 307-2000
Fax:    (201) 307-2746
GUARANTOR AND MASTER SERVICER:
DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
By: /s/ R. Scott Massengill_____________________
     Name: R. Scott Massengill
     Title: Assistant Treasurer
Address:    225 Brae Boulevard
    Park Ridge, NJ 07656
Attention:    Treasury Department
Telephone:    (201) 307-2000
Fax:    (201) 307-2746

Acknowledging its obligations under Section 15 hereof:
INTERMEDIARY:

VEXCO, LLC, as the Qualified Intermediary,

By:	/s/ Brenton J. Allen
Name: Brenton J. Allen
Title: President

By:	/s/ Kisha A Holder
Name: Kisha A. Holder
Title: Vice President

ANNEX A
FORM OF AFFILIATE JOINDER IN LEASE
THIS AFFILIATE JOINDER IN LEASE AGREEMENT (this “Joinder”) is executed as of _______________ ____, 20__ (with respect to this Joinder and the Joining Party) the “Joinder Date”), by ______________, a ____________________________ (“Joining Party”), and delivered to Rental Car Finance Corp., an Oklahoma corporation (“RCFC”), as lessor pursuant to the Second Amended and Restated Master Motor Vehicle Lease and Servicing Agreement (Group VII), dated as of November 25, 2013 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Lease”), among RCFC, as lessor, DTG Operations, Inc. (“DTG”), as a lessee and servicer, The Hertz Corporation (“Hertz”), a Delaware corporation, as a lessee and as guarantor, Dollar Thrifty Automotive Group, Inc. (“DTAG”), as master servicer, and those affiliates of Hertz from time to time becoming lessees thereunder (together with DTG and Hertz, the “Lessees”). Capitalized terms used herein but not defined herein shall have the meanings provided for in the Lease.
R E C I T A L S:
WHEREAS, the Joining Party is a Permitted Lessee; and
WHEREAS, the Joining Party desires to become a “Lessee” under and pursuant to the Lease.
NOW, THEREFORE, the Joining Party agrees as follows:
A G R E E M E N T:
1. The Joining Party hereby represents and warrants to and in favor of RCFC and the Trustee that (i) the Joining Party is an Affiliate of Hertz, (ii) all of the conditions required to be satisfied pursuant to Section 12 of the Lease in respect of the Joining Party becoming a Lessee thereunder have been satisfied, and (iii) all of the representations and warranties contained in Section 7 of the Lease with respect to the Lessees are true and correct as applied to the Joining Party as of the date hereof.
2. From and after the date hereof, the Joining Party hereby agrees to assume all of the obligations of a “Lessee” under the Lease and agrees to be bound by all of the terms, covenants and conditions therein.
3. By its execution and delivery of this Joinder, the Joining Party hereby becomes a Lessee for all purposes under the Lease. By its execution and delivery of this Joinder, RCFC acknowledges that the Joining Party is a Lessee for all purposes under the Lease.

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be duly executed as of the day and year first above written.

[Name of Joining Party]

By:_________________________________
Name:___________________________
Title:____________________________

Address: ____________________________
Attention: ___________________________
Telephone: __________________________
Facsimile: ___________________________

Accepted and Acknowledged by:

RENTAL CAR FINANCE CORP.

By:________________________________
Name:__________________________
Title:___________________________

THE HERTZ CORPORATION, as GUARANTOR

By:________________________________
Name:__________________________
Title:___________________________

EXHIBIT A
FORM OF LESSEE RESIGNATION NOTICE
[_]
[RCFC, as Lessor]

[Hertz, as Lessee and Guarantor]

[DTG, as Lessee and Servicer]

[DTAG, as Master Servicer and Guarantor]

Re: Lessee Termination and Resignation
Ladies and Gentlemen:
Reference is hereby made to the Second Amended and Restated Master Motor Vehicle Operating Lease and Servicing Agreement (Group VII), dated as of November 25, 2013 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Lease”), among Rental Car Finance Corp. (“RCFC”), as lessor, DTG Operations, Inc. (“DTG”), as a lessee and servicer, The Hertz Corporation (“Hertz”), as a lessee and guarantor, Dollar Thrifty Automotive Group, Inc. (“DTAG”), a Delaware corporation, as master servicer, and those affiliates of Hertz from time to time becoming lessees thereunder (together with DGTO and Hertz, the “Lessees”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Lease.
Pursuant to Section 26 of the Lease, [_] (the “Resigning Lessee”) provides RCFC, Hertz, DTG and DTAG, irrevocable, written notice that such Resigning Lessee desires to resign as “Lessee” under the Lease.
Nothing herein shall be construed to be an amendment or waiver of any requirements of the Lease.

[Name of Resigning Lessee]

By:_________________________________
Name:___________________________
Title:____________________________